Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291473

Proxy Statement/Prospectus Supplement No. 2
(to the Proxy Statement/Prospectus dated February 12, 2026)

SUPPLEMENT TO

PROXY STATEMENT
FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
AND
SPECIAL MEETING OF PUBLIC WARRANT HOLDERS
OF
HAYMAKER ACQUISITION CORP. 4
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
47,156,125 SHARES OF CLASS A COMMON STOCK
AND
24,055,758 SHARES OF CLASS B COMMON STOCK
AND
24,055,758 SHARES OF CLASS A COMMON STOCK ISSUABLE
UPON CONVERSION OF CLASS B COMMON STOCK
AND
11,898,800 WARRANTS
AND
11,898,800 SHARES OF CLASS A COMMON STOCK
ISSUABLE UPON EXERCISE OF WARRANTS
OF
SUNCRETE, INC.
(AFTER THE MERGERS DESCRIBED HEREIN)

In connection with the proposed business combination (the “Business Combination”) among Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (“Haymaker” or the “SPAC”), Suncrete, Inc., a Delaware corporation (the “Company”, “PubCo”, “us”, “our”, or “we”), Haymaker Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“Merger Sub I”), Haymaker Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of PubCo (“Merger Sub II”), and Concrete Partners Holding, LLC, a Delaware limited liability company (“Suncrete”), PubCo and Suncrete filed a registration statement on Form S-4 (File No. 333-291473) (as amended, the “Registration Statement”), which included a preliminary proxy statement/prospectus, with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on February 12, 2026. PubCo filed the definitive proxy statement/prospectus, dated as of February 12, 2026 (the “Proxy Statement/Prospectus”), relating to the extraordinary general meeting of Haymaker’s shareholders to approve the Business Combination (the “Shareholder Meeting”) and the extraordinary general meeting of Haymaker’s warrantholders to be held in connection with the Business Combination (the “Warrantholder Meeting”), which was supplemented by the Prospectus Supplement filed with the SEC on March 6, 2026. This Supplement No. 2, dated March 27, 2026 (this “Supplement”), further updates, amends, and supplements the Proxy Statement/Prospectus, which forms a part of our Registration Statement. Defined terms herein and not otherwise defined shall have the meanings set forth in the Proxy Statement/Prospectus. Except as otherwise set forth in this Supplement, the information set forth in the Proxy Statement/Prospectus remains materially unchanged, and Haymaker’s board of directors continues to unanimously recommend that its stockholders and warrantholders, as applicable, vote “FOR” each of the proposals described in the Proxy Statement/Prospectus.

Non-Redemption Agreements

On March 24, 2026, Haymaker and Suncrete entered into Non-Redemption Agreements (each, a “Non-Redemption Agreement”) with certain investors (collectively, the “Investors”), pursuant to which, among other things, the Investors agreed to acquire an aggregate of 4,442,085 Class A ordinary shares of Haymaker, par value $0.0001 per share, initially included as part of the units sold in Haymaker’s initial public offering (the “Public Shares”) from shareholders of Haymaker, either in the open market or through privately negotiated transactions, at a price no higher than the redemption price per share payable to public shareholders who exercise redemption rights with respect to their Public Shares, prior to the closing date of the Business Combination, to waive their redemption rights and hold the Public Shares through the closing date of the Business Combination, and to abstain from voting and not vote the Public Shares in favor of or against the Business Combination. Suncrete agreed to pay to the shareholders that sell Public Shares in connection with the Non-Redemption Agreements an amount equal to the difference between the actual redemption price for the Public Shares and the estimated redemption price at which such sellers sold the Public Shares to the Investors. As a result of the Non-Redemption Agreements and after giving effect to the aggregate fees that Suncrete paid to the Investors, Haymaker is expected to receive net proceeds of approximately $10.75 per non-redeemed Public Share pursuant to the Non-Redemption Agreements. Haymaker may enter into additional Non-Redemption Agreements on similar terms. Assuming that the PIPE Investment (as defined below) is consummated for aggregate proceeds of $167.1 million, the parties anticipate that the Minimum Cash Condition (as defined in the Business Combination Agreement) will be satisfied upon consummation of the Business Combination. The foregoing description of the Non-Redemption Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form thereof, which is attached hereto as Annex A.

Exchange Agreement

On March 26, 2026, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with holders of Suncrete’s Senior Preferred Units (the “Senior Preferred Units”), pursuant to which the Company agreed to issue an aggregate of 26,000 shares of Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), to such Senior Preferred Unit holders in exchange for their Senior Preferred Units (the “Exchange”). The Exchange will occur automatically immediately prior to the closing of the Acquisition Merger (as defined in the Business Combination Agreement), following the acceptance by the Secretary of State of the State of Delaware of the Certificate of Designation for the Series A Convertible Perpetual Preferred Stock (the Certificate of Designation”). The obligations of each of the parties to consummate the Exchange is subject to condition that as of the closing of the Exchange, the Available Cash (as such term is defined in the Business Combination Agreement) is less than $250.0 million.

The voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock are set forth in the form of Certificate of Designation. The Series A Preferred Stock initially accrues dividends at an annual rate of 9.0%, compounded quarterly. The liquidation preference of each share of Series A Preferred Stock is an amount equal to $1,000.00 per share plus all accrued and unpaid dividends thereon (the “Liquidation Preference”).

The Series A Preferred Stock is convertible, at the option of the holder, into shares of PubCo Class A Common Stock at the greater of (i) $18.00 per share of PubCo Class A Common Stock and (ii) the per share volume-weighted average price for the five (5) consecutive trading days ending on and including the trading day immediately preceding the date of conversion. In addition, at any time and from time to time on or after the Original Issuance Date (as defined in the Certificate of Designation), PubCo may, at its option, redeem any or all of the outstanding shares of Series A Preferred Stock on a pro rata basis by paying the holders an amount in cash equal to the Liquidation Preference per share on the date fixed for redemption plus accrued and unpaid dividends thereon.

The issuance of the Series A Preferred Stock is being undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

The foregoing descriptions of the Exchange Agreement and the Certificate of Designation do not purport to be complete and are qualified in their entirety by reference to the full text of the forms thereof, which are attached hereto as Annex B and Annex C, respectively.

Additional PIPE Investment

In connection with the Business Combination, Haymaker and PubCo previously entered into subscription agreements with certain accredited investors and qualified institutional buyers (collectively, the “PIPE Investors”) for an aggregate commitment amount of approximately $105.5 million in shares of PubCo Class A Common Stock and, in certain circumstances, Pre-Funded Common Stock Purchase Warrants to purchase PubCo Class A Common Stock (the “PIPE Investment”). On March 27, 2026, Haymaker and PubCo entered into a subscription agreement (the “New Subscription Agreement”) with an additional PIPE Investor for a commitment amount of $61.6 million, bringing the aggregate total subscription amount of the PIPE Investment to $167.1 million. Haymaker and PubCo have also agreed to afford the existing PIPE Investors the benefit of the additional rights set forth in the New Subscription Agreement. The securities issuable in connection with the PIPE Investment will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The foregoing description of the New Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form thereof, which is attached hereto as Annex D.

To reflect the above-described changes to the PIPE Investment, the Proxy Statement/Prospectus is being updated as follows (all page references are to pages in the Proxy Statement/Prospectus):

1.	All references to the issuance of 11,216,667 shares of PubCo Class A Common Stock for an aggregate purchase price of $105.5 million in the PIPE Investment are updated to refer to the issuance of 17,378,676 shares of PubCo Class A Common Stock for an aggregate purchase price of $167.1 in the PIPE Investment. Among other things, approval of Proposal No. 5 (also referred to as the NYSE Proposal) will include approval of the issuance and sale of an aggregate of 55,908,067 shares of Class A Common Stock that may be issued in connection with the Business Combination and the PIPE Investment (including shares of PubCo Class B Common Stock which are convertible into PubCo Class A Common Stock), and proxy cards shall also be deemed to be so updated.

2.	The tables disclosing the pro forma share ownership of various parties upon the closing of the Business Combination on pages 4, 11, 39 and 153 are amended and restated as follows, and the structure charts on pages 28 and 29 and other disclosures in the Proxy Statement/Prospectus are hereby updated to be consistent with the information included on Annex E attached hereto.

3.	The unaudited pro forma condensed combined financial statements are hereby amended and restated as set forth in Annex F attached hereto.

Shareholder Meeting Date

The parties have determined to postpone the date of the Shareholder Meeting from March 30, 2026 to April 2, 2026. As a result of this change, the Shareholder Meeting will now be held at 10:00 a.m. New York Time on April 2, 2026, or such other date and at such other place to which the meeting may be postponed or adjourned.

Extension of Redemption Deadline

As a result of the postponement, the previously disclosed deadline of March 26, 2026 for delivery of redemption requests has been extended to April 1, 2026. Shareholders who wish to withdraw their previously submitted redemption requests may ask to do so prior to the postponed meeting by directly contacting and requesting that Continental Stock Transfer and Trust Company, the Company’s transfer agent, return such shares by 5:00 p.m. New York Time on April 1, 2026. Shareholders who do not wish to withdraw their previously submitted redemption requests need not take any further action.

Additional Information and Where to Find It

In connection with the proposed Business Combination, the Company previously filed the Registration Statement, which included a preliminary proxy statement/prospectus, and other materials with the SEC. Haymaker files reports, proxy statements, and other information with the SEC as required by the Exchange Act. YOU ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION. You can read Haymaker’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this Supplement or if you have questions about the Business Combination or the proposals to be presented at the Shareholder Meeting or the Warrantholder Meeting, you should contact Haymaker’s proxy solicitation agent at the following address and telephone number:

Sodali & Co.
430 Park Avenue, 14th Floor
New York, New York 10022
Stockholders Call Toll-Free in North America: (800) 662-5200
Outside of North America Call Collect: (203) 658-94000
E-mail: HYAC@investor.sodali.com.

If you request any documents from Haymaker, Haymaker will mail them to you by first class mail, or another equally prompt means.

All information included in this Supplement relating to Haymaker has been supplied by Haymaker, and all such information relating to Suncrete has been supplied by Suncrete. Information provided by either Haymaker or Suncrete does not constitute any representation, estimate, or projection of any other party.

Neither Haymaker nor Suncrete has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included herein. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Supplement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Supplement does not extend to you. The information included in this Supplement speaks only as of the date hereof unless the information specifically indicates that another date applies.

Haymaker has engaged Sodali & Co. (“Sodali”) to assist in the proxy solicitation process. Haymaker has agreed to pay Sodali a fee of $22,500 plus disbursements. Haymaker will reimburse Sodali for reasonable out-of-pocket expenses and will indemnify Sodali and its affiliates against certain claims, liabilities, losses, damages, and expenses. Sodali’s services to Haymaker as its proxy solicitor in connection with the Warrant Amendment are ministerial in nature and involve no recommendation with respect to the proposed exchange or encouragement to vote in a particular manner.

Any shares represented at the Shareholder Meeting and voted by proxy cards or voting instructions on the NYSE Proposal will be voted with respect to the approval of the NYSE Proposal as revised and described in this Supplement. If you previously returned a proxy card or voting instruction form in connection with the Shareholder Meeting, your proxy or voting instruction remains valid and your shares will be voted at the meeting unless you submit a new proxy card or voting instruction form. If you wish to change your vote and hold your shares in record form, you may submit your proxy by following the instructions contained in the Proxy Statement/Prospectus and on your proxy card. If you submit a new proxy card, it will revoke any proxy card you previously submitted. The new proxy card with the latest date will be the one that is counted. If you do not submit a new proxy card, your original proxy card will be voted in accordance with the instructions you previously provided. If you have already voted and do not wish to change your vote, you do not need to take any action.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus, and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits before voting at the Shareholder Meeting or the Warrantholder Meeting. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 50 of the Proxy Statement/Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS SUPPLEMENT OR THE PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS SUPPLEMENT OR THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This Supplement to the Proxy Statement/Prospectus is dated March 27, 2026.

ANNEX A

NON-REDEMPTION AGREEMENT

THIS NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of [ ], is made by and between Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (the “Company”), Concrete Partners Holding, LLC (the “Target”) and the undersigned shareholder (the “Holder”).

RECITALS

WHEREAS, the Company has entered into the Business Combination Agreement (“Business Combination Agreement”), dated as of October 9, 2025, with the Target and certain other persons, which provides, among other things, for the business combination of the Company and the Target (collectively, the “Business Combination”);

WHEREAS, the Company’s amended and restated memorandum and articles of association, as amended (the “Articles”), provide that a shareholder of the Company may redeem its Class A ordinary shares, par value $0.0001 per share, initially sold as part of the units in the Company’s initial public offering (whether they were purchased in such initial public offering or thereafter in the open market) (the “Public Shares”) in connection with the consummation of the Business Combination, on the terms set forth in the Articles (“Redemption Rights”);

WHEREAS, Holder wishes to acquire from shareholders of the Company $[ ] in aggregate value of Public Shares (the “Holder’s Shares”), either in the open market or through privately negotiated transactions, at a price no higher than the redemption price per share payable to shareholders who exercise Redemption Rights (the “Redemption Price”), prior to the closing date of the Business Combination (the “Closing Date”) and to agree to waive its Redemption Rights and hold the Holder’s Shares through the Closing Date, and to agree to abstain from voting and not vote the Holder’s Shares in favor of or against the Business Combination, and related matters set forth herein; and

WHEREAS, on or prior to the Closing Date, the Company expects to enter into other agreements (the “Other Non-Redemption Agreements”) with certain other investors and/or shareholders (the “Other Holders”) pursuant to which such Other Holders will agree to waive their Redemption Rights.

NOW, THEREFORE, in consideration of the foregoing and the mutual acknowledgments, understandings, and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Holder hereby agree as follows:

1. Representations and Warranties of Holder. Holder represents and warrants that:

(a) Holder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of Holder enforceable against Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by Holder does not, and the performance by Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Holder or applicable law to which Holder or the Holder’s Shares is subject, or (ii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any contract binding upon Holder or any Holder’s Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Holder of its obligations under this Agreement.

(c) As of the date of this Agreement, (i) there is no action, claim, suit, audit, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any governmental authority pending against Holder or, to the knowledge of Holder, threatened against Holder and (ii) Holder is not a party to or subject to the provisions of any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, in each case, that questions the beneficial or record ownership of the Holder’s Shares or the validity of this Agreement or would reasonably be expected to prevent or materially delay, impair or adversely affect the performance by Holder of its obligations under this Agreement.

2. Purchase of Shares; Waiver of Redemption Rights.

(a) Holder shall purchase the Holder’s Shares, at a price no higher than the Redemption Price, from third parties in the open market or through privately negotiated transactions, including from shareholders of the Company that elect to exercise Redemption Rights. In order to effectuate the foregoing, to the extent legally permitted to do so, Holder shall purchase Holder’s Shares at any time and from time to time prior to the Closing Date.

(b) Holder acknowledges that it will have Redemption Rights with respect to the Holder’s Shares purchased hereunder pursuant to the Articles. Holder covenants and agrees, for the benefit of the Company, that neither it nor any of its controlled affiliates shall exercise any Redemption Rights under the Articles with respect to the Holder’s Shares from the date such shares are acquired through the Termination Date (as defined below).

(c) Holder and its controlled affiliates shall not directly or indirectly Transfer the Holder’s Shares at any time following the date such shares are acquired through the Termination Date. As used herein, “Transfer” shall mean the following: (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) promulgated thereunder with respect to, any of the Holder’s Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Holder’s Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(d) In furtherance of the covenants in paragraphs 2(b) and 2(c): (x) from the date hereof through the Termination Date, Holder hereby irrevocably waives, on behalf of itself and its controlled affiliates, the Redemption Rights, and irrevocably constitutes and appoints the Company and its designees, with full power of substitution, as its (and its controlled affiliates’) true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to revoke any redemption election made in contravention of paragraph 2(b) above with respect to any Holder’s Shares and to cause the Company’s transfer agent to fail to redeem such Holder’s Shares in connection with the Business Combination, (y) Holder shall deliver such documentation as is reasonably requested by the Company to evidence that none of the Holder’s Shares have been redeemed or Transferred, and (z) in the event of a breach of paragraph 2(b) or 2(c) with respect to any Holder’s Shares (the “Transferred/Redeemed Shares”), Holder unconditionally and irrevocably agrees to, or to cause one or more of its affiliates to, subscribe for and purchase from the Company (or from its assignee(s) or designee(s)) prior to the Closing Date a number of Class A ordinary shares of the Company equal to the number of such Transferred/Redeemed Shares, for a per share purchase price equal to the amount to be received by public shareholders of the Company exercising their Redemption Rights in connection with the Business Combination.

(e) The Company acknowledges and agrees that the Holder and/or its controlled affiliates may own additional public shares in excess of the Holder’s Shares (the “Other Shares”) and that nothing herein shall restrict any rights of the Holder with respect to such Other Shares including, without limitation, the Redemption Rights or to otherwise exercise any right with respect to such Other Shares.

(f) In consideration of the Holder’s agreement hereunder to waive its Redemption Rights with respect to the Holder’s Shares, and subject to (i) the Holder acquiring $[__] in aggregate value of Public Shares in the open market or through privately negotiated transactions as set forth above, (ii) Holder’s satisfaction of its other obligations hereunder, and (iii) Holder’s delivery of evidence reasonably satisfactory to the Target that Holder has acquired the Holder’s Shares, if so requested by the Target, the Target shall promptly pay to the Holder in cash $[ ] (the “Non-Redemption Payment”); provided, however, that the Non-Redemption Payment will be refunded in full by the Holder to Target if the Business Combination Agreement is terminated or does not close by the Outside Date (as defined in the Business Combination Agreement, as such date may be extended by the parties thereto).

3. Agreement to Abstain from Voting.

(a) Holder and the Company acknowledge the guidance published by the Division of Corporation Finance with respect to tender offers set forth in the Tender Offer Rules and Schedules Compliance and Disclosure Interpretations, Question 166.01. Accordingly, Holder covenants and agrees that Holder and its controlled affiliates shall (i) appear at any meeting of the shareholders of the Company, however called, or at any adjournment thereof, in person or by proxy, or otherwise cause all of the Holder’s Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) tender an “abstain” vote with respect to all of Holder’s Shares with respect to, and not vote any of Holder’s Shares for or against, the Business Combination Agreement, the Business Combination or any other proposal brought by the Company in connection with the Business Combination.

(b) Holder shall vote all of Holder’s Shares against any proposal in opposition to approval of the Business Combination or in competition with or inconsistent with the Business Combination Agreement, the Business Combination or the transactions contemplated thereby, and against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby, or (ii) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital shares of, the Company.

4. Covenants of the Holder. Holder hereby agrees to permit the Company to publish and disclose Holder’s identity, ownership of the Holder’s Shares and any Other Shares and the nature of Holder’s commitments, arrangements and understandings under this Agreement and a copy of this Agreement, in (a) the proxy materials filed by the Company with the SEC in connection with the Business Combination, (b) any Form 8-K filed by the Company with the SEC in connection with the execution and delivery of this Agreement, or in connection with the Business Combination, and (c) any other documents or communications provided by the Company or the Company to any governmental authority or to the Company’s shareholders, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities. Holder agrees that it shall not, and shall cause its affiliates not to, indirectly accomplish or attempt to accomplish that which it is not permitted to accomplish directly under this Agreement.

5. Miscellaneous.

(a) The Company agrees to indemnify and hold harmless the Holder and its partners, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities, and will advance to the Holder and/or its partners any and all fees, costs, expenses and disbursements related to investigating, preparing, defending, asserting, or enforcing any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration (including any and all legal and other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of, related to, or in connection with this Agreement.

(b) This Agreement shall terminate on the earliest to occur of (i) the Closing Date, (ii) the termination of the Business Combination Agreement or (iii) July 23, 2026 (the earliest of (i), (ii) or (iii), the “Termination Date”); provided, however, that the covenants contained in this Section 5 shall survive the termination of this Agreement in all instances.

(c) Holder acknowledges that the Company will rely on the representations, warranties, acknowledgments, understandings and agreements contained in this Agreement. Holder agrees to promptly notify the Company if any of the representations, warranties, acknowledgments, understandings or agreements set forth herein are no longer accurate in all material respects.

(d) Each of the Company and the Holder is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) Neither this Agreement nor any rights that may accrue to Holder hereunder may be transferred or assigned. Neither this Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned, except to the Target.

(f) This Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(g) This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(h) Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) Holder acknowledges that the Company has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Holder agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Agreement or otherwise; provided, that such release and waiver of Claims shall not include any rights or claims of Holder or any of its controlled affiliates to exercise Redemption Rights with respect to the Other Shares and, after the Termination Date, the Holder’s Shares. In the event Holder has any Claim against the Company, Holder shall pursue such Claim solely against the Company’s assets outside the Trust Account and not against the property or any monies in the Trust Account. Holder agrees and acknowledges that such waiver is material to this Agreement and has been specifically relied upon by the Company to induce the Company to enter into this Agreement and Holder further intends and understands such waiver to be valid, binding and enforceable under applicable law.

(j) If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k) This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(l) Holder shall pay all of its own expenses in connection with this Agreement and the transactions contemplated hereby.

(m) Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (c) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to Holder, to such address or addresses set forth on the signature page hereto;

If to the Company, to:

Haymaker Acquisition Corp. 4

324 Royal Palm Way, Suite 300-i

Palm Beach, Florida 33480

Attention: Christopher Bradley

Email: cbradley@mistralequity.com

with a required copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor
Attention: Sidney Burke, Stephen P. Alicanti

Email: sidney.burke@us.dlapiper.com, stephen.alicanti@us.dlapiper.com

If to the Target, to:

Concrete Partners Holding, LLC

c/o SunTx Capital Partners

5420 LBJ Freeway, Suite 1000

Dallas, Texas 75240

Attention: Barrett Bruce

Email: BBruce@suntx.com

with a required copy to (which copy shall not constitute notice):

Haynes and Boone LLP

2801 N. Harwood St., Ste. 2300

Dallas, Texas 75201

Attention: Matthew L. Fry; Rachel O’Donnell

Email: matt.fry@haynesboone.com; rachel.odonnell@haynesboone.com

(n) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this paragraph 5(n) shall not be required to provide any bond or other security in connection with any such injunction.

(o) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(p) Any claim, action, suit, assessment, arbitration or proceeding based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such claim, action, suit, assessment, arbitration or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such claim, action, suit, assessment, arbitration or proceeding shall be heard and determined only in any such court, and agrees not to bring any claim, action, suit, assessment, arbitration or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, action, suit, assessment, arbitration or proceeding brought pursuant to this paragraph 5(p). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(q) Holder hereby covenants and agrees that, except for this Agreement, it (i) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Holder’s Shares and (ii) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Holder’s Shares that is inconsistent with this Agreement.

(r) Nothing contained in this Agreement shall be deemed to vest in the Company or its subsidiaries any direct or indirect ownership or incidence of ownership of or with respect to the Holder’s Shares. All rights, ownership and economic benefits of and relating to the Holder’s Shares of the Holder shall remain fully vested in and belong to the Holder, and none of the Company or its subsidiaries shall have no authority to direct the Holder in the voting or disposition of any of the Holder’s Shares, except as otherwise provided herein.

(s) Holder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company and its subsidiaries in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

(t) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:

HAYMAKER ACQUISITION CORP. 4

By:
Name:
Title:

TARGET:

CONCRETE PARTNERS HOLDING, LLC

By:
Name:
Title:

HOLDER:

[ ]

By:
Name:
Title:

Address for Notices:

Attention:
Email:

[Signature Page to Non-Redemption Agreement]

ANNEX B

Execution Version

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”) is made as of March 26, 2026, by and among Suncrete, Inc., a Delaware corporation (the “Company”), and the undersigned holders of all of the Senior Preferred Units (the “Senior Preferred Units”) of Concrete Partners Holding, LLC, a Delaware limited liability company (“CPH”), identified on the signature page hereto (each, an “Exchanging Holder” and collectively, the “Exchanging Holders”).

RECITALS

WHEREAS, CPH previously issued 26,000,000 Senior Preferred Units to the Exchanging Holders pursuant to the Amended and Restated Limited Liability Company Agreement of CPH, dated as of July 29, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Company Agreement”), in the amounts set forth opposite such Exchanging Holder’s name on Exhibit A hereto;

WHEREAS, the Company desires to acquire, and each Exchanging Holder desires to exchange, such Exchanging Holder’s Senior Preferred Units set forth opposite such Exchanging Holder’s name on Exhibit A (the “Exchanged Units”) for an aggregate of 26,000 shares of Series A Convertible Perpetual Preferred Stock of the Company, par value $0.0001 per share (the “Series A Preferred Stock”), with each Exchanging Holder entitled to receive the number of shares of Series A Preferred Stock set forth on Exhibit A attached hereto, the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions of which are set forth in the Certificate of Designation of the Series A Convertible Perpetual Preferred Stock (the “Series A Certificate of Designation”) substantially in the form attached hereto as Exhibit B pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, each of the investors is an accredited investor, and the Exchange (as defined below) is being undertaken in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder;

WHEREAS, each of the parties agrees that for U.S. federal income tax purposes, it is intended that the Initial Merger, the Acquisition Merger, the PIPE Investment (as each such term is defined in the Business Combination Agreement (defined below)) and the Exchange be treated as integrated transactions constituting a single exchange as described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Exchange is permitted by that certain Credit Agreement, dated as of July 29, 2024, as amended by that certain First Amendment and Commitment Increase to Credit Agreement, dated as of October 17, 2025, as further amended by that certain Consent and Second Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, effective as of the Second Amendment Effective Date (as defined therein) (collectively, the “Credit Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE I.       EXCHANGE

1.01           The Exchange. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company and each Exchanging Holder shall transfer, assign, convey, and deliver to the Company, free and clear of all liens, all of such Exchanging Holder’s right, title, and interest in the Exchanged Units, and, in exchange therefor, the Company shall issue and deliver to each Exchanging Holder the number of shares of Series A Preferred Stock determined by dividing such Exchanging Holder’s Exchanged Units by 1,000 (collectively, the “Exchange”) and reflected on Exhibit A attached hereto. Each Exchanging Holder hereby agrees that in connection with the filing of the Series A Certificate of Designation and upon and subject to the Accrued Dividends payment pursuant to Section 1.03 and the Closing, all of CPH’s and the Company’s obligations to the Exchanging Holders under the terms and conditions of the Company Agreement shall be automatically terminated and cancelled in full without any further action required.

1.02           Filing of Certificate of Designation. Prior to the Closing, the Company shall cause to be filed with the Secretary of State of the State of Delaware the Series A Certificate of Designation.

1.03           Accrued Dividend Payment. On or prior to the Closing, any and all dividends that have accrued on the Senior Preferred Units through Closing (the “Accrued Dividends”) shall be paid by the Company to each Exchanging Holder in cash by wire transfer of immediately available funds to an account designated by such Exchanging Holder pursuant to the Company Agreement.

1.04           Closing. The Exchange (the “Closing”) shall occur automatically following the acceptance by the Secretary of State of the State of Delaware of the Series A Certificate of Designation and immediately prior to the closing of the Acquisition Merger pursuant to that certain Business Combination Agreement, dated as of October 9, 2025 (the “Business Combination Agreement”), by and among Haymaker Acquisition Corp. 4 (“SPAC”), the Company, Haymaker Merger Sub I, Inc., Haymaker Merger Sub II, LLC, and CPH (the Company’s business combination pursuant to the Business Combination Agreement, the “Business Combination”).

1.05           Delivery. In the Exchange, the Company shall, at the Closing, issue and deliver (or cause to be issued and delivered) the shares of Series A Preferred Stock to the Exchanging Holders in book-entry form. The Securities (as defined below) shall contain any restrictive legends required by the Securities Act. Each Exchanging Holder shall surrender and deliver (or cause to be surrendered and delivered) to the Company certificates representing the Senior Preferred Units (including any rights associated with such Senior Preferred Units) or, if the Senior Preferred Units are held in book-entry form, the Senior Preferred Units shall be deemed to be surrendered and delivered on the books of the Company’s transfer agent. For the avoidance of doubt, as of the Closing, all of the Exchanging Holders’ rights under the terms and conditions of the Company Agreement shall be extinguished.

1.06           Tax Treatment.  For U.S. federal (and applicable state and local) income tax purposes, the Company and the Exchanging Holders agree that the Exchange is intended to be treated as a contribution by the Exchanging Holders of the Exchanged Units to the Company pursuant to a transaction that is treated, together with the Initial Merger, the Acquisition Merger and the PIPE Investment (as each such term is defined in the Business Combination Agreement) as a series of integrated transactions constituting a single exchange that qualifies for tax-deferred treatment pursuant to Section 351(a) of the Code. Neither the Company nor any Exchanging Holder shall take any position inconsistent with such tax treatment on any tax return or pursuant to any legal proceeding, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

1.07           Other Documents. The Company and the Exchanging Holders shall execute and/or deliver such other documents and agreements as are reasonably necessary to effectuate the Exchange pursuant to the terms of this Agreement.

ARTICLE II.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Exchanging Holder as of the date hereof as follows:

2.01           Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

2.02           Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Securities in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company, and no further consent or authorization of the Company or its board of directors or stockholders is required. When executed and delivered by the Company, this Agreement shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

2.03           No Conflicts. The execution, delivery, and performance of this Agreement by the Company does not and will not (a) violate or conflict with the certificate of incorporation or bylaws of the Company; (b) violate any law, rule, regulation, order, judgment, or decree applicable to the Company; or (c) conflict with, result in a breach of, or constitute a default under any material contract, agreement, or instrument to which the Company is a party or by which the Company is bound, except to the extent that it would not have a material adverse effect upon the ability of the Company to consummate the Exchange.

2.04           No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company is an “accredited investor” within the meaning of Rule 501 under the Securities Act. The Company has offered the Securities for sale only to accredited investors.

2.05           Investment Company. The Company is not, and is not an affiliate of, and immediately after receipt of payment for the Securities, will not be or be an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

2.06           Issuance of Securities. The shares of Series A Preferred Stock to be issued to the Exchanging Holders at the Closing have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid, and nonassessable. The Class A Common Stock, par value $0.001 per share, of the Company underlying the Series A Preferred Stock (the “Class A Common Stock”) has been duly authorized and, when issued upon conversion of the Series A Preferred Stock in accordance with its terms, shall be validly issued, fully paid and nonassessable.

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING HOLDERS

Each Exchanging Holder represents and warrants to the Company, severally and not jointly, as of the date hereof as follows:

3.01           Organization and Standing of the Exchanging Holder. If the Exchanging Holder is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.02           Authorization and Power. Such Exchanging Holder has the requisite power and authority to enter into and perform this Agreement and to sell, assign, transfer and deliver its Senior Preferred Units hereunder. If it is an entity, the execution, delivery and performance of this Agreement by such Exchanging Holder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action and in accordance with the laws of its jurisdiction of formation, and no further consent or authorization of such Exchanging Holder or its board of managers or similar governing body or equity holders is required to enter into and perform this Agreement. If Exchanging Holder is an individual, the Exchanging Holder’s signature on this Agreement is genuine, and the Exchanging Holder has legal competence and capacity to execute the same. When executed and delivered by such Exchanging Holder, this Agreement shall constitute the valid and binding obligations of such Exchanging Holder enforceable against such Exchanging Holder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

3.03           No Conflicts. The execution, delivery, and performance of this Agreement by such Exchanging Holder does not and will not (a) if it is an entity, conflict with or result in any violation of, breach of default by such Exchanging Holder (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, under any provision of any organizational documents of the Exchanging Holder, including, without limitation, its incorporation or formation papers, bylaws, indenture, or trust, partnership or operation agreement, as may be applicable, (b) violate any law, rule, regulation, order, judgment, or decree applicable to such Exchanging Holder; or (c) conflict with, result in a breach of, or constitute a default under any contract, agreement, or instrument to which such Exchanging Holder is a party or by which such Exchanging Holder or such Exchanging Holder’s Senior Preferred Units are bound.

3.04           Ownership. Such Exchanging Holder is the sole owner of all right, title and interest in and to the Senior Preferred Units as set forth opposite such Exchanging Holder’s name on Exhibit A under the column “Senior Preferred Units”, free and clear of all liens, and such amount of Senior Preferred Units set forth opposite such Exchanging Holder’s name on Exhibit A constitutes all of such Exchanging Holder’s Senior Preferred Units.

3.05           Accredited Investor Status. Such Exchanging Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be able to protect its own interests in connection with an investment in the Securities. The Exchanging Holder has not been organized or reorganized (as such terms are interpreted under the Investment Company Act) for the specific purpose of acquiring the Securities (as defined below) or otherwise investing in the Company.

3.06           Investment Intent. Such Exchanging Holder is acquiring the Series A Preferred Stock as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Series A Preferred Stock. Such Exchanging Holder is acquiring the Series A Preferred Stock hereunder for its personal account for investment purposes or in the ordinary course of its business.

3.07           Sophistication. Such Exchanging Holder or, if the Exchanging Holder is a trust, such Exchanging Holder’s trustee directing the purchase of the Securities, has such knowledge and experience in financial and business matters that such Exchanging Holder is capable of evaluating the merits and risks of an investment in the Series A Preferred Stock. Such Exchanging Holder has been afforded the opportunity to ask questions of, and receive answers from, the management of the Company concerning this investment and has been provided access to information about the Company sufficient to enable such Exchanging Holder to evaluate the merits and risks of this investment. Such Exchanging Holder has reviewed the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 12, 2025, as amended, and declared effective on February 12, 2026, the accompanying prospectus, all supplements thereto and any other offering document used in connection with the Business Combination filed with the SEC and has been furnished with all other materials that it considers relevant to an investment in the Securities.

3.08           Securities Not Registered. The Exchanging Holder understands that (i) the sale or resale of the shares of Series A Preferred Stock and the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock (collectively, the “Securities”) have not been registered under the Securities Act or any applicable state securities laws, and the Securities may not be transferred unless (a) the Securities are sold pursuant to an effective registration statement under the Securities Act, (b) such Exchanging Holder shall have delivered to the Company an opinion of counsel (which may be counsel to the Company) that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, or (c) the Securities are sold pursuant to Rule 144 under the Securities Act or other applicable exemption, and Rule 144 will not be available for a period of at least one year following the Company filing current Form 10 information about the Company with the SEC reflecting its status as an entity that is no longer a shell company after the closing of the Business Combination, and (ii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case).

3.09           Acknowledgment of Representation. Each Exchanging Holder acknowledges that Haynes and Boone, LLP is counsel to the Company and such Exchanging Holder has obtained its own legal advice or consultation with respect to this Agreement.

ARTICLE IV.   OTHER AGREEMENTS OF THE PARTIES

4.01           Transfer of Securities.

(a)    Each Exchanging Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), permit the creation of any lien, pledge, dispose of or otherwise encumber any Securities or other securities of the Company of which ownership of record or the power to vote is now held or hereafter acquired by the Exchanging Holder prior to the termination of this Agreement, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, including, but not limited to, pursuant to this Agreement, being referred to herein as the “Company Securities”) or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement pursuant to a joinder agreement reasonably acceptable to the Company and SPAC), (ii) deposit any Company Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Company Securities (unless the transferee agrees to be bound by this Agreement pursuant to a joinder agreement reasonably acceptable to the SPAC), or (iv) take any action that would have the effect of preventing or disabling the Exchanging Holder from performing its obligations hereunder. In addition and without limiting the foregoing, the Exchanging Holder agrees that, during the period that the Exchanging Holder and any permitted transferee owns any of the Company Securities, the Exchanging Holder and each of its permitted transferees agrees that it shall not enter into an agreement that is effective prior to the consummation of the Business Combination, to dispose of or otherwise transfer Company Securities.

(b)     The Exchanging Holder hereby agrees not to, during the period (the “Post-Closing Lock-Up Period”) commencing on the date of the closing of the Business Combination and ending on the earlier of (i) the one year anniversary of the closing of the Business Combination and (ii) the date after the closing of the Business Combination on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property, without the prior written consent of the Company: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Company Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Company Securities, whether any such transaction is to be settled by delivery of such Company Securities, in cash or otherwise, or (C) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (A), (B) or (C) above is to be settled by delivery of Company Securities or other securities, in cash or otherwise. The foregoing sentence shall not apply to the transfer of any or all of Company Securities owned by the Exchanging Holder (I) by gift, will or intestate succession upon the death of the Exchanging Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) in accordance with the requirements of this Agreement or the organizational documents of the Company, as amended, (V) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of the Company’s common stock granted pursuant to an equity incentive plan, stock purchase plan or other arrangement in satisfaction of any tax withholding obligations through cashless surrender or otherwise (provided any shares of the Company’s common stock issued upon exercise of such option or other rights shall remain subject to the terms of this Agreement), or (VI) in connection with the exercise or conversion of any Derivative Instruments (defined below); provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding Company Securities subject to the provisions of this Agreement applicable to the Exchanging Holder, and there shall be no further transfer of such Company Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (aa) the members of the Exchanging Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (bb) any trust or charitable organization for the direct or indirect benefit of the Exchanging Holder or the immediate family of the Exchanging Holder, (cc) if the Exchanging Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (dd) if the Exchanging Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in the Exchanging Holder, or (ee) to any affiliate of the Exchanging Holder. The Exchanging Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto. Notwithstanding the foregoing, the Exchanging Holder shall be permitted to establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that (y) such plan does not provide for the transfer, sale or other disposal of Securities during the Post-Closing Lock-Up Period and (z) any public announcement or filing with the SEC under the Exchange Act made by any person regarding the establishment of such plan during the Post-Closing Lock-Up Period shall include a statement that the undersigned is not permitted to transfer, sell or otherwise dispose of securities under such plan during the Post-Closing Lock-Up Period in contravention of this Agreement.

(c)     Notwithstanding anything contained herein to the contrary, (i) 33.33% of the Company Securities subject to the restrictions set forth in Section 4.01(b) held by the Exchanging Holder as of the closing of the Business Combination will be automatically released from the restrictions contained in Section 4.01(b) immediately prior to the opening of The Nasdaq Stock Market on the six month anniversary of the closing of the Business Combination and (ii) 33.33% of the Securities subject to the restrictions set forth in Section 4.01(b) held by the Exchanging Holder as of the closing of the Business Combination will be automatically released from the restrictions contained in Section 4.01(b) immediately prior to the opening of The Nasdaq Stock Market on the nine month anniversary of the closing of the Business Combination.

(d)    Notwithstanding anything contained herein to the contrary, if, prior to the expiration of the Post-Closing Lock-Up Period, the Company consents at its discretion to release any shares of Series A Preferred Stock, any securities underlying the Series A Preferred Stock, shares of the Company’s common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of the Company’s common stock (such options, warrants or other securities, collectively, “Derivative Instruments”), held by any directors, officers, stockholders of 5.0% or more of the then outstanding shares of the Company’s common stock that has delivered a lock-up agreement to the Company in connection with the Business Combination, other than the Exchanging Holder, from the restrictions described herein (any such release being a “Triggering Release” and such party receiving such release being a “Triggering Release Party”), then a number of the Exchanging Holder’s shares of the Company’s common stock underlying the Series A Preferred Stock subject to this Agreement shall also be released from the restrictions set forth herein on the same terms on a pro rata basis, such number of the Exchanging Holder’s shares of the Company’s common stock underlying the Series A Preferred Stock subject to this Agreement being the total number of shares of the Company’s common stock underlying the Series A Preferred Stock subject to this Agreement held by the Exchanging Holder on the date of the Triggering Release that are subject to this Agreement multiplied by a fraction, the numerator of which shall be the number of shares of the Company’s common stock underlying the Series A Preferred Stock and Derivative Instruments released pursuant to the Triggering Release and the denominator of which shall be the total number of shares of the Company’s common stock underlying the Series A Preferred Stock and Derivative Instruments held by the Triggering Release Party on such date that were subject to a lock-up restriction (e.g., restrictions similar to this Section 4.01) immediately prior to such release.

(e)     If any transfer of Company Securities is made or attempted contrary to the provisions of this Agreement, such purported transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Company Securities as one of its equity holders for any purpose. In order to enforce this Section 4.01, the Company may impose stop-transfer instructions with respect to the Company Securities of the Exchanging Holder (and Permitted Transferees and assigns thereof) until the end of the Post-Closing Lock-Up Period.

4.02           Registration Rights. The Company shall include the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock held by the Exchanging Holders on the next registration statement following the closing of the Business Combination that the Company files with the SEC providing for the resale of securities held by stockholders of the Company on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

4.03           Restrictive Legends. For so long as the Securities have not been sold in accordance with an exemption from the registration requirements of the Securities Act, any certificates or book-entries representing the Securities shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES OR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL (IF THE COMPANY SO REQUESTS), IS AVAILABLE.”

ARTICLE V.      CONDITIONS TO CLOSING

5.01           Conditions of the Exchanging Holder’s Obligations at Closing. The obligations of each Exchanging Holder to exchange their Senior Preferred Units for Series A Preferred Stock at Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)     the representations and warranties of the Company contained in Article II shall be true and correct in all material respects as of the Closing;

(b)     the Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing, including the payment of Accrued Dividends;

(c)     the Company shall have filed the Series A Certificate of Designation with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing; and

(d)    as of the Closing, the Available Cash (as such term is defined in the Business Combination Agreement) shall be less than $250,000,000.

5.02           Conditions of the Company’s Obligations at Closing. The obligations of the Company to exchange the Series A Preferred Stock for Senior Preferred Units at the Closing are subject to the fulfillment, on or before Closing, of each of the following conditions, unless otherwise waived:

(a)     this Agreement shall have been duly executed by each of the Exchanging Holders;

(b)     the representations and warranties of the Exchanging Holders contained in Article III shall be true and correct in all material respects as of the Closing;

(c)     the Exchanging Holders shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Exchanging Holders on or before the Closing;

(d)     as of the Closing, the Available Cash (as such term is defined in the Business Combination Agreement) shall be less than $250,000,000; and

(e)     a Preferred Equity Subordination Agreement, in the form substantially similar to the existing Preferred Equity Subordination Agreement previously entered into by the Exchanging Holders and reasonably acceptable to the Company and the Lenders (as defined in the Credit Agreement), shall have been duly executed by each Exchanging Holder.

ARTICLE VI.   MISCELLANEOUS

6.01           Amendment. No provision of this Agreement may be waived or amended except in a written instrument signed by (i) the Company and (ii) Exchanging Holders entitled to receive in the Exchange, in the aggregate, at least a majority of the number of shares of Series A Preferred Stock issuable at the Closing.

6.02           Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) upon delivery by e-mail (if delivered on a business day during normal business hours where such notice is to be received) upon recipient’s actual receipt and acknowledgement of such e-mail. The addresses for such communications shall be:

If to the Company prior to the Closing:

Suncrete, Inc.

c/o Haymaker Acquisition Corp. 4

324 Royal Palm Way, Suite 300-i

Palm Beach, Florida 33480

Attention: Christopher Bradley

Email: cbradley@mistralequity.com

With a copy (for informational purposes only) to:

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, New York 10020
Attention: Sidney Burke, Stephen P. Alicanti

Email: sidney.burke@us.dlapiper.com, stephen.alicanti@us.dlapiper.com

If to the Company after the Closing:

Suncrete, Inc.

817 E. 4th Street

Tulsa, OK 74120

Attention: Barrett Bruce

E-Mail: BBruce@suntx.com

With a copy (for informational purposes only) to:

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

Attention: Matthew L. Fry; Rachel O’Donnell

E-mail: matt.fry@haynesboone.com; rachel.odonnell@haynesboone.com

If to an Exchanging Holder, to its mailing address and e-mail address set forth on the Exchanging Holder’s respective signature page attached hereto. Any Exchanging Holder hereto may from time to time change its address for notices by giving written notice of such changed address to the Company.

6.03           Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

6.04           Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

6.05           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties, except that the Company may assign its rights and obligations hereunder to any affiliate or successor entity without consent.

6.06           Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.07           Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

SUNCRETE, INC.

By:
Name:
Title:

EXCHANGING HOLDERS:

By:
Name:
Title:

Address:

ANNEX C

CERTIFICATE OF DESIGNATION

SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

SUNCRETE, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

SUNCRETE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on [____], 2026, duly adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “Series A Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $0.0001 per share, of the Corporation be and hereby is created, and that the designation and number of shares, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

1.              Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be [26,000] shares. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.

2.             Definitions.

As used herein, the following terms shall have the following meanings:

(a)                 “Board of Directors” means the Board of Directors of the Corporation.

(b)                “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law to close.

(c)                 “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time.

(d)                “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

(e)                 “Conversion Date” means the date on which a Holder delivers a Conversion Notice to the Corporation or the Transfer Agent.

(f)                 “Conversion Notice” has the meaning set forth in Section 8(b).

(g)                “Conversion Price” means the greater of (i) the Floor Price and (ii) the VWAP for the five (5) consecutive Trading Days ending on and including the Trading Day immediately preceding the Conversion Date.

(h)                “Conversion Rate” means, with respect to each share of Series A Preferred Stock, the quotient of (i) the Stated Value of such share as of the Conversion Date divided by (ii) the Conversion Price.

(i)                  “Corporation” means Suncrete, Inc., a Delaware corporation.

(j)                  “Credit Agreement” means that certain Credit Agreement dated as of July 29, 2024, among the Corporation’s subsidiaries, the lenders party thereto, and Bank of America, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified, refinanced, or replaced from time to time.

(k)                 “Dividend Payment Date” means, with respect to each Dividend Period, on or before the tenth (10th) day following the required delivery date of the Corporation’s quarterly compliance certificate as required by its lenders under the Credit Agreement or, if no such delivery is required, the last day of each calendar quarter.

(l)                  “Dividend Period” means each calendar quarter (or portion thereof) during which Series A Preferred Stock is outstanding.

(m)                “Dividend Rate” means initially nine percent (9%) per annum, subject to increase per Section 4(d).

(n)                “Floor Price” means $18.00 per share of Common Stock, subject to equitable adjustment for stock splits, combinations and similar events.

(o)                “Holder” means a holder of record of shares of Series A Preferred Stock.

(p)                “Junior Stock” means the Common Stock, the Class B common stock, par value $0.0001 per share, of the Corporation and any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to dividend rights and rights upon the liquidation, winding up and dissolution of the Corporation.

(q)                “Liquidation” has the meaning set forth in Section 5(a).

(r)                 “Liquidation Preference” means, with respect to each share of Series A Preferred Stock, the Stated Value thereof plus all accrued and unpaid dividends thereon.

(s)                 “Management Agreement” means that certain Management and Consulting Agreement, dated as of July 29, 2024, by and among the Corporation (as successor to Concrete Partners Holding, LLC) and Dothan Concrete Investments Management, LLC, a Texas limited liability company, as the same has been or may be amended, restated, supplemented or otherwise modified.

(t)                 “Original Issuance Date” means the date of initial issuance of shares of Series A Preferred Stock.

(u)                “Parity Stock” means any class or series of stock of the Corporation that ranks equally with the Series A Preferred Stock as to dividend rights and rights upon the liquidation, winding up and dissolution of the Corporation.

(v)               “Person” means an individual, firm, proprietorship, partnership, corporation, limited liability company, limited partnership, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority.

(w)               “Preferred Equity Subordination Agreement” means a subordination agreement executed by each Holder in favor of the administrative agent under the Credit Agreement, in form and substance satisfactory to such administrative agent.

(x)                 “Redemption Date” has the meaning set forth in Section 6(a).

(y)                “Redemption Notice” has the meaning set forth in Section 6(a).

(z)                 “Redemption Price” has the meaning set forth in Section 6(a).

(aa)               “Seed Preferred Issuance Date” means July 29, 2024.

(bb)             “Senior Stock” means any class or series of stock of the Corporation that ranks senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding up and dissolution of the Corporation.

(cc)              “Stated Value” means, with respect to each share of Series A Preferred Stock, $1000.00 per share, subject to adjustment for any stock splits, stock dividends, recapitalizations, combinations or similar transactions affecting the Series A Preferred Stock.

(dd)             “Trading Day” means any day on which (i) trading in the Common Stock generally occurs on the principal national securities exchange on which the Common Stock is then listed or admitted to trading and (ii) a VWAP is available for such day.

(ee)              “Transfer Agent” means Continental Stock Transfer & Trust Company, or any successor transfer agent appointed by the Corporation to act as transfer agent, registrar and paying agent for the Series A Preferred Stock.

(ff)                “VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “<equity> AQR” for the “ticker” corresponding to the Common Stock in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

3.              Ranking.

The Series A Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding up and dissolution of the Corporation:

(a)                 senior and prior to all classes of common stock and any other Junior Stock;

(b)                on parity with any Parity Stock; and

(c)                 junior to any Senior Stock and to all existing and future indebtedness of the Corporation and its subsidiaries.

4.             Dividends.

(a)                 Holders of shares of Series A Preferred Stock shall be entitled to receive dividends on each outstanding share of Series A Preferred Stock, which shall accrue on a cumulative basis, whether or not declared by the Board of Directors, at an annual rate equal to the Dividend Rate multiplied by the Stated Value plus all previously accrued but unpaid dividends thereon. Such dividends shall accrue on each share of Series A Preferred Stock from the Original Issuance Date for all shares issued on the Original Issuance Date (or, if later, from the date of issuance of such share) and shall be compounded quarterly on the last day of each calendar quarter.

(b)                Dividends on the Series A Preferred Stock shall be payable quarterly on each Dividend Payment Date out of funds legally available therefor. The Corporation shall use commercially reasonable efforts to pay accrued dividends on each Dividend Payment Date. Dividends shall be cumulative and shall continue to accrue whether or not (i) there are funds of the Corporation legally available for the payment of such dividends, (ii) such dividends are declared by the Board of Directors or (iii) the Corporation has earnings. Notwithstanding the foregoing, the declaration and payment of any dividends on the Series A Preferred Stock shall be subject to the terms and conditions of the Credit Agreement and any other agreements governing indebtedness of the Corporation or its subsidiaries.

(c)                 So long as any shares of Series A Preferred Stock remain outstanding, unless full cumulative dividends for all past Dividend Periods have been paid or declared and a sum sufficient for the payment thereof set aside for payment: (i) no dividend or distribution shall be declared or paid or set aside for payment on any Junior Stock (other than dividends payable solely in shares of Junior Stock); and (ii) no shares of Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly. If cumulative dividends for two (2) or more consecutive Dividend Periods have not been paid or declared and a sum sufficient for the payment thereof set aside for payment, then payment of the Compensation (as defined in the Management Agreement) and any other similar compensation to Consultant (as defined in the Management Agreement) or an affiliate of Dothan Concrete Investors, LLC shall be deferred (but, for the avoidance of doubt, shall still accrue) until such time as the Corporation has made a subsequent quarterly dividend payment in full, at which time the Corporation may resume paying the then-current Compensation (but not the suspended, accrued Compensation until full cumulative dividends for all past Dividend Periods have been paid or declared and a sum sufficient for the payment thereof set aside for payment).

(d)                If the aggregate Redemption Price for all outstanding shares of Series A Preferred Stock has not been paid in full before the sixth (6th) anniversary of the Seed Preferred Issuance Date, then beginning on the first day of the first calendar quarter thereafter, and on the first day of each calendar quarter following, the Dividend Rate shall increase by one-half percent (0.50%), up to a maximum annual rate of fifteen percent (15%).

5.             Liquidation.

(a)                In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Stock, an amount equal to the Liquidation Preference per share.

(b)                If upon any Liquidation the assets of the Corporation available for distribution to stockholders shall be insufficient to pay the Holders the full Liquidation Preference to which they are entitled, the Holders shall share ratably in any distribution of assets in proportion to the full respective Liquidation Preference to which they are entitled.

(c)                Neither a consolidation nor a merger of the Corporation with or into another entity, nor a sale, lease or transfer of all or substantially all of the Corporation’s assets, shall be deemed to be a Liquidation for purposes of this Section 5, unless the Holders of at least a majority of the outstanding shares of Series A Preferred Stock elect, by written notice to the Corporation at least five (5) Business Days prior to the consummation of such transaction, to have such transaction treated as a Liquidation; provided, however, that the following transactions shall not constitute a Liquidation and shall not be subject to such election by the Holders: (i) any merger, consolidation or other business combination transaction in connection with the Corporation's initial business combination with Haymaker Acquisition Corp. 4 or any of its affiliates, including any related reorganization, recapitalization or restructuring transactions; (ii) any merger, consolidation, acquisition or other business combination transaction in which the Corporation or any of its direct or indirect subsidiaries acquires equity interests, assets or businesses of any other Person (whether by merger, stock purchase, asset purchase or otherwise), provided that the Corporation or a wholly-owned subsidiary of the Corporation is the surviving entity and the holders of the Corporation's capital stock immediately prior to such transaction continue to hold, directly or indirectly, a majority of the voting power of the surviving entity immediately following such transaction; and (iii) any reorganization, recapitalization, reclassification or similar transaction involving only the Corporation and/or its wholly-owned subsidiaries in which the relative economic and voting rights of the holders of Series A Preferred Stock are preserved in all material respects.

6.             Optional Redemption.

(a)                 At any time and from time to time on or after the Original Issuance Date, the Corporation may, at its option, redeem any or all of the outstanding shares of Series A Preferred Stock on a pro rata basis by paying to the Holders thereof an amount in cash equal to the Liquidation Preference per share on the date fixed for redemption (the “Redemption Price”). The Corporation shall give written notice of any redemption (the “Redemption Notice”) at least ten (10) days prior to the date fixed for redemption (the “Redemption Date”), specifying the shares to be redeemed and the Redemption Date.

(b)                In the event of any redemption pursuant to Section 6(a), the Corporation shall redeem shares of Series A Preferred Stock from Holders on a pro rata basis in proportion to the number of shares of Series A Preferred Stock held by each Holder.

(c)                 Upon the payment of the full Redemption Price for any share of Series A Preferred Stock, such share shall automatically be cancelled and retired without the need for additional documentation or consideration, and the Holder thereof shall cease to be a stockholder of the Corporation with respect to such share, and shall have no further rights with respect to such share except the right to receive the Redemption Price.

(d)                The Series A Preferred Stock shall not be subject to any sinking fund or other obligation of the Corporation to redeem such shares.

(e)                 Upon receipt of a Redemption Notice from the Corporation, each Holder may, at its option, elect to convert its shares of Series A Preferred Stock into Common Stock pursuant to Section 8 in lieu of having such shares redeemed for cash. Any such election must be made in accordance with the requirements of Section 8 within five (5) Business Days of receipt of the Redemption Notice and, in any event, must be received by the Corporation or the Transfer Agent no later than the Business Day prior to the Redemption Date.

7.             Voting Rights.

(a)                 Except as required by applicable law or as set forth in this Section 7, the Holders of shares of Series A Preferred Stock shall not be entitled to vote on any matter submitted to a vote of stockholders of the Corporation.

(b)                So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the prior written consent or affirmative vote of Holders holding at least a majority of the then-outstanding shares of Series A Preferred Stock: (i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation that would materially and adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock in a manner disproportionate to any effect on any other class or series of capital stock; (ii) increase or decrease the authorized number of shares of Series A Preferred Stock; (iii) create, authorize or issue any Senior Stock or Parity Stock, or any security convertible into or exercisable for shares of Senior Stock or Parity Stock, or reclassify any of the Corporation’s capital stock into Parity Stock or Senior Stock; or (iv) alter or change the rights, preferences, privileges or powers of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock.

8.              Conversion.

(a)                 Subject to the terms and conditions of this Section 8, each Holder shall have the right, at such Holder’s option, at any time and from time to time on or after the Original Issuance Date, to convert all or any portion of such Holder’s shares of Series A Preferred Stock into shares of Common Stock. Upon conversion, each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date.

(b)                To convert shares of Series A Preferred Stock, the Holder shall deliver to the Corporation or the Transfer Agent (i) a written notice (a “Conversion Notice”) stating that such Holder elects to convert shares of Series A Preferred Stock and specifying the number of shares to be converted and the name(s) in which such Holder wishes the shares of Common Stock to be issued, and (ii) if the shares of Series A Preferred Stock are represented by a certificate, such certificate (or, in the case of a lost, stolen or destroyed certificate, an affidavit of loss and an indemnity reasonably acceptable to the Corporation). The conversion shall be deemed to have been effected as of the close of business on the Conversion Date.

(c)                As promptly as practicable after the Conversion Date (and in any event within three (3) Business Days thereafter), the Corporation shall (i) issue and deliver, or cause to be issued and delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock to which such Holder is entitled (or, if the Common Stock is held in book-entry form, register such shares in the name of the Holder or its designee in book-entry form through the facilities of DTC), and (ii) pay all accrued and unpaid dividends on the converted shares of Series A Preferred Stock through and including the Conversion Date in cash, to the extent funds are legally available therefor, or, at the Corporation’s election, in additional shares of Common Stock valued at the Conversion Price.

(d)                The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly and validly issued, fully paid and non-assessable, free from all preemptive rights and free from all liens, charges and security interests with respect to the issuance thereof.

(e)                 No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional share to which a Holder would otherwise be entitled, the Corporation shall pay to such Holder cash equal to such fraction multiplied by the Conversion Price.

(f)                 The Conversion Rate shall be adjusted from time to time as follows: (i) if the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock, (B) subdivides or splits its outstanding Common Stock into a greater number of shares, or (C) combines or reverse splits its outstanding Common Stock into a smaller number of shares, then the Conversion Rate in effect immediately prior to such event shall be adjusted so that each Holder shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or been entitled to receive had such shares been converted immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, split, combination or reverse split; and (ii) if any capital reorganization, reclassification of the Common Stock, consolidation or merger of the Corporation with another corporation, or sale, transfer or other disposition of all or substantially all of the Corporation's assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Holder shall thereafter have the right to receive upon conversion of the Series A Preferred Stock the kind and amount of stock, securities, cash or other property that would have been receivable upon such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition by a holder of the number of shares of Common Stock issuable upon conversion of such Series A Preferred Stock immediately prior to such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition.

(g)                Whenever the Conversion Rate is adjusted pursuant to this Section 8, the Corporation shall promptly provide written notice thereof to each Holder, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.

(h)                The Corporation shall pay any documentary, stamp or similar issue or transfer taxes due on the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that of the Holder of the converted shares, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the Corporation's satisfaction that such tax has been paid.

(i)                  The Corporation shall, at least ten (10) Business Days prior to the applicable record date, provide written notice to each Holder of any record date established for (i) the declaration or payment of any dividend or distribution on the Common Stock, (ii) the effectuation of any subdivision, combination, reclassification or recapitalization of the Common Stock, or (iii) any vote of holders of Common Stock with respect to any merger, consolidation, sale of all or substantially all assets, dissolution or winding up of the Corporation. Such notice shall describe the material terms of the action proposed to be taken and shall afford the Holders a reasonable opportunity to convert their shares of Series A Preferred Stock into Common Stock prior to such record date pursuant to the terms hereof.

9.              Preemptive Rights. The Holders of Series A Preferred Stock shall not have any preemptive rights to subscribe for or purchase any additional securities of the Corporation.

10.            Maturity Date. The Series A Preferred Stock shall be perpetual and shall have no stated maturity date.

11.            Transfer Restrictions. The shares of Series A Preferred Stock may be transferred, subject to compliance with applicable securities laws and any transfer restrictions set forth in the Certificate of Incorporation, Bylaws or any agreement to which the Corporation or any Holder is a party. Each Holder, by acceptance of shares of Series A Preferred Stock, agrees to execute and deliver a Preferred Equity Subordination Agreement in favor of the administrative agent under the Credit Agreement as a condition to acquiring shares of Series A Preferred Stock.

12.            Transfer Agent.

(a)                 The Transfer Agent shall act as transfer agent, registrar and paying agent for the Series A Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent and appoint a successor transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

(b)                The Corporation and the Transfer Agent may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

13.           Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery to the party to be notified, (ii) when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (iii) when received, if sent by a nationally recognized overnight courier with tracking capabilities, or (iv) when received, if sent by certified or registered mail, postage prepaid, return receipt requested. Such notices must be sent (a) to the Corporation at its principal executive offices, and (b) to any Holders, at the address or email address set forth in the stock register maintained by the Transfer Agent. Each Holder shall be responsible for providing and maintaining a current address with the Transfer Agent, and the Corporation and the Transfer Agent shall be entitled to rely on the most recent address on file for purposes of delivering any notice hereunder. Failure by a Holder to provide a current address shall not affect the validity of any notice given in accordance with this Section 13.

14.           Fractional Shares. The Series A Preferred Stock may be issued in fractional shares, which fractional shares shall entitle the Holder thereof, in proportion to such Holder’s fractional share, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Series A Preferred Stock.

15.            Amendments. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived or amended on behalf of all Holders by the affirmative written consent or vote of the Holders of at least a majority of the then-outstanding shares of Series A Preferred Stock.

16.            Governing Law. This Certificate of Designation and the rights and obligations of the Holders set forth herein shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles thereof.

17.            Withholding. The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock in each case to the extent required by applicable law; provided that to the extent that the Holders of Series A Preferred Stock have previously delivered an appropriate IRS Form W-8 or W-9 to the Corporation establishing an exemption for U.S. federal withholding (including backup withholding), the Corporation shall not be permitted to withhold unless the Corporation has provided such a Holder advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given such a Holder a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Corporation shall furnish the applicable Holder with copies of any tax certificate, receipt or other documentation reasonably acceptable to the Holder evidencing such payment.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed and acknowledged this [    ] day of [     ], 2026.

SUNCRETE, INC.

By:
Name:
Title:

[Signature Page to Suncrete, Inc. Certificate of Designation]

ANNEX D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 27th day of March 2026, by and among Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in connection with the consummation of the Mergers) (together with its successor, “SPAC”), Suncrete, Inc., a Delaware corporation (“PubCo”), and each of the undersigned investors, severally and not jointly (each a “Subscriber” and collectively the “Subscribers”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, the SPAC, PubCo, Haymaker Merger Sub I, Inc., a Delaware corporation and wholly owned direct Subsidiary of PubCo (“Merger Sub I”), Haymaker Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of PubCo (“Merger Sub II”), and Concrete Partners Holding, LLC, a Delaware limited liability company (the “Company”), have entered into that certain Business Combination Agreement, dated as of October 9, 2025 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, inter alia, (i) on the Closing Date prior to the Initial Closing, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by effecting the Domestication in accordance with the applicable provisions of the DGCL and the Companies Act, (ii) on the Closing Date, Merger Sub I will merge with and into SPAC (the “Initial Merger”), with SPAC surviving the Initial Merger and becoming a wholly-owned subsidiary of PubCo, and (iii) on the Closing Date but immediately after the Initial Merger Effective Time, Merger Sub II will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”), with the Company surviving the Acquisition Merger as a wholly owned Subsidiary of PubCo, on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, each Subscriber desires to subscribe for and purchase, severally and not jointly, from PubCo that number of (i) shares of PubCo Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) (the “Shares”) for a purchase price of $10.00 per share (the “Purchase Price”) and/or (ii) Pre-Funded Common Stock Purchase Warrants (the “Pre-Funded Warrants” and together with the Shares and any shares issuable upon exercise of the Pre-Funded Warrants, the “Securities”), each to purchase one share of Class A Common Stock (collectively, the “Warrant Shares”) at a per share exercise price equal to $0.0001 (the “Exercise Price”) at a purchase price per Pre-Funded Warrant equal to the Purchase Price less the Exercise Price, each in the form of Exhibit A hereto, as set forth opposite such Subscriber’s name on the signature pages hereto, and with an aggregate purchase price as set forth opposite such on Subscriber’s name on the signature pages hereto (the “Aggregate Purchase Price”); and

WHEREAS, SPAC and PubCo have entered into, and may enter into, subscription agreements (the “Other Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Subscribers”), pursuant to which such Other Subscribers have agreed to purchase Shares and/or Pre-Funded Warrants at the Closing with an aggregate subscription price of at least $105,500,000, including an Other Subscription Agreement with an Other Subscriber subscribing for an aggregate of at least $60,000,000 of Class A Common Stock (such Other Subscriber, the “Anchor Investor”) and, in consideration of the Anchor Investor’s execution and delivery of such Other Subscription Agreement, PubCo and SPAC have entered into a letter agreement with the Anchor Investor (the “Anchor Investor Letter Agreement”) pursuant to which PubCo agreed to issue to the Anchor Investor 666,667 shares of Class A Common Stock (the “Anchor Commitment Fee Shares”) at the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Subscription.

1.1 Subscription.

1.1.1 Subject to the terms and conditions hereof, at the Closing, each Subscriber hereby irrevocably agrees, severally and not jointly, to subscribe for and purchase, and PubCo hereby irrevocably agrees to issue and sell to each Subscriber, upon the payment of the applicable Subscriber’s Purchase Price, the number of Shares and/or Pre-Funded Warrants set forth opposite such Subscriber’s name on the signature pages hereto (such subscription and issuance, the “Subscription”).

1.1.2 Notwithstanding anything to the contrary contained in this Subscription Agreement, if, after the date of this Subscription Agreement, a Subscriber acquires ownership of SPAC Class A Ordinary Shares in the open market or in privately negotiated transactions with third parties (along with any related rights to redeem or convert such SPAC Class A Ordinary Shares in connection with any redemption conducted by the SPAC in accordance with the SPAC Organizational Documents in conjunction with the Closing (the “Redemption”)) prior to the SPAC Shareholders’ Meeting to approve the Transactions and such Subscriber does not redeem or convert such SPAC Class A Ordinary Shares in connection with the Redemption (including revoking or reversing any previously submitted redemption demand or conversion elections made with respect to such SPAC Class A Ordinary Shares) (any such SPAC Class A Ordinary Shares, “Non-Redeemed Shares”), and such Subscriber notifies SPAC in writing at least two (2) Business Days prior to the anticipated Closing Date that it wishes to apply a specified number of such Non-Redeemed Shares to reduce the number of Securities it is required to purchase hereunder (the “Reduction Right” and such number of Non-Redeemed Shares, the “Reduction Shares”), the number of Securities for which such Subscriber is obligated and has the right to purchase under this Subscription Agreement will be reduced by the number of Reduction Shares; provided, that (i) promptly upon the SPAC’s request, such Subscriber shall provide SPAC with documentary evidence reasonably requested by SPAC to evidence such Reduction Shares and the purchase price paid for each Reduction Share and (ii) such Subscriber agrees that with respect to any such Reduction Shares, it will (A) not sell or otherwise transfer such Reduction Shares prior to the consummation of the Transactions, (B) not vote any Reduction Shares in favor of approving any proposal contained in the SPAC’s proxy statement seeking shareholder approval of the Transactions and instead submit a proxy abstaining from voting thereon, and (C) to the extent it has the right to have any of its Reduction Shares redeemed for cash in connection with the consummation of the Transactions, not exercise any such redemption rights.

2. Representations, Warranties and Agreements.

2.1 Subscriber’s Representations, Warranties and Agreements. To induce PubCo to issue the Securities, to each Subscriber, each Subscriber, severally and not jointly, hereby represents and warrants to SPAC and PubCo and acknowledges and agrees with SPAC and PubCo, as of the date hereof and as of the Closing, as follows:

2.1.1 Subscriber has been duly formed or incorporated and is validly existing and in good standing (if the concept of good standing is applicable) under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2 This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming this Subscription Agreement constitutes the valid and binding agreement of the other parties hereto, then this Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement (including compliance by Subscriber with all of the provisions hereof) and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries, as applicable, pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries, as applicable, is a party or by which Subscriber or any of its subsidiaries, as applicable, is bound or to which any of the property or assets of Subscriber or any of its subsidiaries, as applicable, is subject, in each case, which would reasonably be expected to have a material adverse effect on the Subscriber’s timely performance of its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries, as applicable, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries, as applicable, or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4 Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) is acquiring the Securities only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is an accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Securities.

2.1.5 Subscriber understands that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act or any other applicable securities laws, and that the Securities have not been registered under the Securities Act or any other applicable securities laws. Subscriber understands that (A) the Securities may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to PubCo or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, (B) the Securities may be subject to transfer restrictions under applicable securities laws, and (C) any certificates or book entries representing the Securities shall contain a legend to such effect. Subscriber acknowledges that the Securities will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Securities will be subject to the foregoing restrictions and, as a result of these restrictions, Subscriber may not be able to readily resell the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.

2.1.6 Subscriber understands and agrees that Subscriber is purchasing the Securities directly from PubCo. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by PubCo, the SPAC or any of their respective Affiliates, officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in or incorporated into this Subscription Agreement.

2.1.7 If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Subscriber represents and warrants that its acquisition and holding of the Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

2.1.8 In making its decision to acquire the Securities, Subscriber represents that it has relied solely upon independent investigation made by Subscriber, the PubCo Commission Documents and the SPAC Commission Documents (each as defined below) and PubCo’s and SPAC’s representations, warranties and agreements set forth in or incorporated by reference into Section 2.2 and Section 2.3, respectively, hereof. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than PubCo concerning SPAC, the Company, PubCo or the Securities or the offer and sale of the Securities. Subscriber acknowledges and agrees that Subscriber (i) has received, and has had an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Securities (including with respect to the Company, the SPAC, PubCo and the Transactions), (ii) has made its own assessment and (iii) is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Securities. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the SPAC’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. Subscriber acknowledges that Jefferies LLC (the “Placement Agent”) and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the SPAC, PubCo or the Securities or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company or the SPAC. Subscriber acknowledges that (a) it has not relied on any statements or other information provided by the Placement Agent or any of the Placement Agent’s Affiliates with respect to its decision to invest in the Securities (including information related to the Company, the SPAC, PubCo, or the Securities) and the offer and sale of the Securities, (b) neither the Placement Agent nor any of its Affiliates have prepared any disclosure or offering document in connection with the offer and sale of the Securities, and (c) the Placement Agent shall not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, PubCo, the Company, the SPAC, or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of this offering of the Securities or the Transactions. Subscriber further acknowledges and agrees that certain information provided by PubCo was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges and agrees that the information provided to Subscriber was subject to change, and that any changes to such information, including without limitation, the information in supplements to the Registration Statement on Form S-4 and the related proxy statement that PubCo intends to file with the Commission (which will update and supersede the information previously provided to Subscriber) and any changes based on updated information or changes in terms of the Transactions, shall in no way affect Subscriber’s obligation to acquire the Securities hereunder.

2.1.9 Subscriber has been advised that the Placement Agent (a) is acting solely in its capacity as placement agent with respect to the issuance and sale of the Securities pursuant to this Subscription Agreement and the Other Subscription Agreements, is not acting as an underwriter, initial purchaser, dealer, financial advisor, fiduciary or in any other capacity and is not and shall not be construed as a fiduciary to the Subscriber, PubCo, the Company, the SPAC, or any other person or entity in connection with this offering of the Securities or the Transactions; (b) has not made and will not make any representation or warranty, whether express or implied, of any kind or character to Subscriber and has not provided any advice or recommendation in connection with this offering of the Securities or the Transactions; (c) will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the offering of the Securities, the Transactions or any of the documents furnished pursuant thereto or in connection therewith or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning PubCo, the Company, the SPAC, this offering of Securities, or the Transactions.

2.1.10 Subscriber became aware of this offering of the Securities solely by means of direct contact from either the Placement Agent, the SPAC, or the Company as a result of a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the SPAC or the Company or their respective representatives (including the Placement Agent), and the Securities were offered to Subscriber solely by direct contact between Subscriber and the Placement Agent, the SPAC, or the Company. Subscriber did not become aware of this offering of the Securities, nor were the Securities offered to Subscriber, by any other means. Subscriber acknowledges that the Placement Agent has not acted as its financial advisor or fiduciary. Subscriber acknowledges that the Securities (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.11 Subscriber acknowledges that it is aware that there are substantial risks incident to the investment in the Securities. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber understands and acknowledges that the acquisition of the Securities hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

2.1.12 Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in PubCo. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.13 Subscriber understands and agrees that no federal or state agency has passed judgment upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of an investment in the Securities.

2.1.14 Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons (“SDN List”) administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity otherwise blocked by any OFAC sanctions program or the U.S. Department of State, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (as amended, the “BSA”), as amended by the USA PATRIOT Act of 2001 (as amended, the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. If Subscriber is not an individual, Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the SDN List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Securities were derived legally and in compliance with OFAC sanctions programs.

2.1.15 [Reserved].

2.1.16 Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company or the SPAC (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.17 If Subscriber is a foreign person (as defined in 31 C.F.R. § 800.224) and is acquiring a substantial interest (as defined in 31 C.F.R. § 800.244) in the SPAC, Company, or PubCo, no national or subnational government of a single foreign state has a substantial interest (as defined in 31 C.F.R. § 800.244) in the Subscriber. No Subscriber who is a foreign person (as defined in 31 C.F.R. § 800.224) will acquire control (as defined in 31 C.F.R. § 800.208) over the SPAC or PubCo from and after the Closing (as defined below) as a result of the purchase and sale of the Securities hereunder or over the Company from and after the consummation of the Transactions.

2.1.18 On each date the Purchase Price would be required to be funded to PubCo pursuant to Section 3 Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.

2.2 PubCo’s Representations, Warranties and Agreements. To induce each Subscriber to purchase the Securities, PubCo hereby represents and warrants to each Subscriber and agrees with each Subscriber, as of the date hereof and as of the Closing, as follows:

2.2.1 PubCo is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2 PubCo does not have any assets or properties of any kind other than those incident to its formation, this Subscription Agreement, the Business Combination Agreement, and the Transactions, and does not now conduct and has never conducted any business. PubCo was formed solely for the purpose of engaging in the Transactions.

2.2.3 PubCo has no direct or indirect subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or investments (whether equity or debt) in any person other than Merger Sub I and Merger Sub II. PubCo owns all of the issued and outstanding equity interests of each of Merger Sub I and Merger Sub II, free and clear of all liens (other than those arising under applicable securities laws).

2.2.4 The Shares and Pre-Funded Warrants have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with their terms and the terms of this Subscription Agreement and registered with PubCo’s transfer agent, (i) the Shares will be validly issued, fully paid and non-assessable, (ii) the Pre-Funded Warrants will be valid and binding obligations of PubCo, enforceable in accordance with their terms and (iii) the Shares and Pre-Funded Warrants will not have been issued in violation of, or subject to any preemptive or similar rights created under, the PubCo Organizational Documents or the laws of the State of Delaware. Upon due exercise and payment of the Exercise Price in accordance with the terms of the Pre-Funded Warrants and registered with PubCo’s transfer agent, the Warrant Shares will be validly issued, fully paid and non-assessable, and will not have been issued in violation of, or subject to any preemptive or similar rights created under, the PubCo Organizational Documents or the laws of the State of Delaware.

2.2.5 This Subscription Agreement has been duly authorized, executed and delivered by PubCo and, assuming that this Subscription Agreement constitutes a valid and binding obligation of the other parties hereto, is enforceable against PubCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.2.6 The execution, delivery and performance of this Subscription Agreement (including compliance by PubCo with all of the provisions hereof), issuance and sale of the Securities and the consummation of the transactions contemplated herein do not and will not (i) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the property or assets of PubCo or any of its subsidiaries, as applicable, pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which PubCo or any of its subsidiaries, as applicable, is a party or by which PubCo or any of its subsidiaries, as applicable, is bound or to which any of the property or assets of PubCo or any of its subsidiaries, as applicable, is subject, in each case, which would reasonably be expected to have a material adverse effect on the legal authority of PubCo to enter into and perform its obligations under this Subscription Agreement (a “PubCo Material Adverse Effect”), (ii) result in any violation of the provisions of the PubCo Organizational Documents or the organizational documents of any of its subsidiaries, as applicable, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over PubCo or any of its subsidiaries, as applicable, or any of their respective properties that would reasonably be expected to have a PubCo Material Adverse Effect.

2.2.7 There are no securities or instruments issued by or to which PubCo is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Securities, or (ii) any shares of capital stock of PubCo to be issued pursuant to the other Transactions, in each case, that have not been or will not be validly waived or terminate prior to the Closing Date.

2.2.8 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, no registration under the Securities Act and no prospectus approved under the Securities Act or any other applicable securities laws is required for the offer and sale of the Securities by PubCo to Subscriber.

2.2.9 Neither PubCo nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any securities of PubCo or solicited any offers to buy any securities of PubCo under circumstances that would adversely affect reliance by PubCo on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Securities under the Securities Act or any other applicable securities laws.

2.2.10 Neither PubCo, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Securities and neither PubCo, nor any person acting on its behalf has offered any of the Securities in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither PubCo, nor any person acting on its behalf has, directly or indirectly, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale of the Securities as contemplated hereby or the securities contemplated by the Other Subscription Agreements or (ii) cause the offering of the Securities pursuant to this Subscription Agreement or the securities contemplated by the Other Subscription Agreements to be integrated with prior offerings by PubCo or SPAC for purposes of the Securities Act or any applicable shareholder approval provisions. Neither PubCo nor any person acting on its behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities or the securities contemplated by the Other Subscription Agreements, as contemplated hereby or thereby, to the registration provisions of the Securities Act.

2.2.11 PubCo is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by PubCo of this Subscription Agreement (including, without limitation, the issuance of the Securities), other than filings and/or consents (i) with the Commission of the Registration Statement (as defined below), (ii) required by applicable state, federal, local or foreign securities laws, (iii) required in accordance with the Business Combination Agreement, (iv) required by the Listing Exchange and (v) the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

2.2.12 Other than the Placement Agent, PubCo represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on any other parties hereto.

2.2.13 As of their respective filing dates, each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by PubCo with the Commission prior to the date of this Subscription Agreement (the “PubCo Commission Documents”) complied in all material respects with the requirements of the Exchange Act and the Securities Act applicable to the PubCo Commission Documents and the rules and regulations of the Commission promulgated thereunder applicable to the PubCo Commission Documents. None of the PubCo Commission Documents filed under the Exchange Act or the Securities Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of PubCo, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the PubCo Commission Documents.

2.2.14 As of the Closing Date, PubCo will be authorized to issue a maximum of 510,000,000 shares, divided into three classes consisting of (i) 400,000,000 shares of Class A Common Stock, (ii) 100,000,000 shares of PubCo Class B Common Stock and (iii) 10,000,000 shares of PubCo Preferred Stock. All the issued and outstanding shares of PubCo Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights. Except as set forth above, in Schedule 2.2.14 or pursuant to the Other Subscription Agreements or the Business Combination Agreement, as of the date of this Subscription Agreement and immediately prior to Closing, there are no outstanding options, warrants or other rights or agreements, arrangements or commitments of any character, to subscribe for, purchase or acquire from PubCo any shares of Common Stock or other equity interests in PubCo (collectively, the “PubCo Equity Interests”) or securities convertible into or exchangeable or exercisable for any PubCo Equity Interests. Assuming a maximum redemption scenario (as described in and subject to the assumptions set forth in the Form S-4/Proxy Statement (as defined below)), PubCo expects to have 41,107,466 shares of Class A Common Stock and 23,722,425 shares of PubCo Class B Common Stock issued and outstanding immediately following the Closing.

2.2.15 The Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.2.16 Other than the Other Subscription Agreements, the Business Combination Agreement (or any other agreement expressly contemplated by the Business Combination Agreement), and the Anchor Investor Letter Agreement, PubCo and SPAC have not entered into any side letter or similar agreement with any Other Subscriber or any other investor or potential investor in connection with such Other Subscriber’s or other investor’s or potential investor’s direct or indirect investment in PubCo. Except for the Anchor Commitment Fee Shares issuable to the Anchor Investor pursuant to the Anchor Investor Letter Agreement and other rights afforded to the Anchor Investor pursuant to the Other Subscription Agreements, the Other Subscription Agreements reflect the same Per Share Price and other terms that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds.

2.2.17 There is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of PubCo, threatened against PubCo, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against PubCo.

2.2.18 PubCo is not in violation of, has not violated, is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or authority, domestic or foreign, nor is there any basis for any such charge.

2.2.19 PubCo is not, and immediately after receipt of payment for the Securities will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.

2.2.20 The information included in the effective Registration Statement on Form S-4 and the related proxy statement, including any supplements thereto, that PubCo has filed in connection with the Transactions with the Commission (the “Form S-4/Proxy Statement”) does not, as of the date the Form S-4/Proxy Statement was filed with the Commission and will not, at the Closing Date, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading but excluding any forward looking statements contained therein.

2.2.21 As of the date hereof, to the knowledge of PubCo, the representations and warranties of the Company contained in Article IV of the Business Combination Agreement, as each may be qualified by the Company Disclosure Schedule (as defined in the Business Combination Agreement), were true and correct subject to and based on any applicable materiality qualifications described in the condition set forth in Section 8.02(a) of the Business Combination Agreement.

2.3 SPAC’s Representations, Warranties and Agreements. To induce each Subscriber to purchase the Securities, SPAC hereby represents and warrants to each Subscriber and agrees with each Subscriber, as of the date hereof and as of the Closing, as follows:

2.3.1 As of their respective filing dates, each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by SPAC with the Commission prior to the date of this Subscription Agreement (the “SPAC Commission Documents”) complied in all material respects with the requirements of the Exchange Act and the Securities Act applicable to the SPAC Commission Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SPAC Commission Documents. None of the SPAC Commission Documents filed under the Exchange Act or the Securities Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of SPAC, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SPAC Commission Documents.

2.3.2 The information included in the definitive proxy statement, including any supplement thereto that SPAC has filed in connection with the Transactions with the Commission does not, as of the date the definitive proxy statement was filed with the Commission and will not, at the Closing Date, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading but excluding any forward looking statements contained therein.

2.3.3 As of the date hereof, to the knowledge of SPAC, the representations and warranties of the Company contained in Article IV of the Business Combination Agreement, as each may be qualified by the Company Disclosure Schedule (as defined in the Business Combination Agreement), were true and correct subject to and based on any applicable materiality qualifications described in the condition set forth in Section 8.02(a) of the Business Combination Agreement.

2.3.4 The representations and warranties of SPAC contained in Article V of the Business Combination Agreement (without giving effect to any amendments thereto entered into following the date hereof) are incorporated by reference herein mutatis mutandis as if fully set forth in this Subscription Agreement as of the date hereof, and as of the Closing Date, and are for the benefit of each Subscriber.

3. Settlement Date, Delivery and Closing.

3.1 The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date (as defined in the Business Combination Agreement) (the “Closing Date”), and concurrently with the consummation of the Transactions. Upon written notice from (or on behalf of) SPAC to Subscriber (the “Closing Notice”) at least three (3) Business Days prior to the date that SPAC reasonably expects all conditions to the closing of the Transactions to be satisfied, each Subscriber shall deliver to PubCo on the Closing Date, following receipt by such Subscriber of the Issuance Evidence (as defined below) in form and substance reasonably acceptable to such Subscriber, such Subscriber’s Purchase Price for its Shares and Pre-Funded Warrants, as applicable, by wire transfer of United States dollars in immediately available funds to the account specified by SPAC in the Closing Notice, which account shall not be an escrow account. On the Closing Date and prior to the payment by each Subscriber of its Purchase Price for the Securities, (i) PubCo shall issue the Shares to each Subscriber and cause the Shares to be registered in book entry form in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, on PubCo’s share register (which book entry records shall contain an appropriate notation concerning transfer restrictions of the Shares in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to Subscriber evidence of such issuance from PubCo’s transfer agent in form and substance reasonably acceptable to such Subscriber (the “Share Issuance Evidence”) and (ii) PubCo shall deliver the Pre-Funded Warrants in certificated form in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable (the “PFW Warrant Issuance Evidence” and, together with the Share Issuance Evidence, the “Issuance Evidence”). In the event that the consummation of the Transactions does not occur within one (1) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by SPAC, PubCo and the Subscriber, PubCo shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the Purchase Price so delivered by Subscriber to PubCo by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed repurchased and cancelled. Notwithstanding such return, repurchase or cancellation, (i) Subscriber acknowledges and agrees that a failure to close on the anticipated Closing Date specified in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 herein, Subscriber shall remain obligated (A) to redeliver funds to PubCo on the new Closing Date following the SPAC’s delivery to Subscriber of a new Closing Notice in accordance with this Section 3.1 and (B) to consummate the Closing on the new Closing Date and immediately prior to the consummation of the Transactions upon satisfaction of the conditions set forth in this Section 3. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York. Notwithstanding anything to the contrary set forth in this Subscription Agreement, for any Subscriber that has provided notice to PubCo that this sentence shall apply to it, PubCo shall not issue or sell, and the Subscriber shall not purchase or acquire, any shares of Class A Common Stock which, when aggregated with all shares of Class A Common Stock then beneficially owned by the Subscriber and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder and based solely on the information provided to PubCo by any such Subscriber), would result in the beneficial ownership by the Subscriber, together with its affiliates, of more than 14.99% of the outstanding shares of Class A Common Stock immediately after giving effect to the Closing and the consummation of the transactions contemplated hereby, and the number of Shares and the applicable purchase price for such Subscriber shall be reduced accordingly.

3.2 Conditions to Closing of PubCo. PubCo’s obligations to sell and issue the Shares and the Pre-Funded Warrants, as applicable, at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by PubCo, on or prior to the Closing Date, of each of the following conditions:

3.2.1 The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of such date), but, in each case (x) without giving effect to consummation of the Transactions and (y) other than failures to be true and correct that would not result, individually or in the aggregate, in a Subscriber Material Adverse Effect.

3.2.2 Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Subscriber to consummate the Closing.

3.2.3 There shall not be in force any order, judgment or injunction by or with any governmental authority in the United States enjoining or prohibiting the consummation of the Subscription.

3.2.4 SPAC shall have obtained the SPAC Shareholder Approval, including the approval of SPAC’s shareholders for the issuance and sale by PubCo of the Securities.

3.2.5 The closing of the Transactions shall be scheduled to occur promptly after the Closing.

3.3 Conditions to Closing of Subscriber. Subscriber’s obligation to purchase the Shares and Pre-Funded Warrants at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1 The representations and warranties made by PubCo in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or PubCo Material Adverse Effect, which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or PubCo Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of such date), but, in each case (x) without giving effect to consummation of the Transactions and (y) other than failures to be true and correct that would not result, individually or in the aggregate, in a PubCo Material Adverse Effect.

3.3.2 PubCo shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by PubCo at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of PubCo to consummate the Closing.

3.3.3 There shall not be in force any order, judgment or injunction by or with any governmental authority enjoining or prohibiting the consummation of the Subscription or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such injunction or prohibition.

3.3.4 SPAC shall have obtained the SPAC Shareholder Approval, including the approval of the SPAC’s shareholders for the issuance and sale by PubCo of the Securities.

3.3.5 The closing of the Transactions shall be scheduled to occur promptly after the Closing.

3.3.6 There shall not have occurred any suspension of the SPAC securities for sale or trading on Nasdaq and, to SPAC’s knowledge, no proceedings for any such purpose shall have been initiated or threatened.

3.3.7 The Class A Common Stock shall have been approved for listing on the Listing Exchange, subject only to official notice of listing thereof.

3.3.8 No Company Material Adverse Effect or SPAC Material Adverse Effect (each as defined in the Business Combination Agreement) shall have occurred.

3.3.9 The Requisite Company Approval (as defined in the Business Combination Agreement) shall have been delivered to SPAC and the Required SPAC Proposals (as defined in the Business Combination Agreement) shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC.

3.3.10 All conditions precedent to the consummation of the closing of the Transactions shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the closing of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the closing of the Transactions), and Transactions will be consummated immediately following the Closing. Except to the extent consented to in writing by Subscriber, the Business Combination Agreement (as filed with the Commission prior to the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement. There shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any such Other Subscriber thereunder (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons) unless Subscriber has been offered substantially the same benefits.

4. Registration Statement.

4.1 PubCo agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), PubCo will file with the Commission (at PubCo’s sole cost and expense) a registration statement registering the resale of the Shares and the Warrant Shares (the “Registrable Securities” and such registration statement, the “Registration Statement”), and PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Date, and (ii) the 7th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, however, that PubCo’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to PubCo such information regarding Subscriber, the securities of PubCo held by Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by PubCo to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as PubCo may reasonably request that are customary of a selling shareholder in similar situations. For purposes of clarification, any failure by PubCo to file the Registration Statement by the Filing Date or to cause such Registration Statement to be declared effective shall not otherwise relieve PubCo of its obligations to file the Registration Statement or cause the same to be declared effective as set forth above in this Section 4. For purposes of this Section 4, the Registrable Securities included in the Registration Statement shall include, as of any date of determination, the Shares, the Warrant Shares and any other equity security of PubCo issued or issuable with respect to the Shares or the Warrant Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, and “Subscriber” shall include any person to which the rights under this Section 4 shall have been duly assigned. PubCo shall provide a draft of the Registration Statement to Subscriber for review at least two (2) Business Days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission and consented to by Subscriber. If the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents PubCo from including any or all of the Registrable Securities proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Shares and Warrant Shares which is equal to the maximum number of Shares and Warrant Shares as is permitted by the Commission and (ii) the number of Shares and Warrant Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders; and as promptly as practicable after being permitted to register additional Shares or Warrant Shares under Rule 415 under the Securities Act, PubCo shall amend the Registration Statement or file a new Registration Statement to register such Shares or Warrant Shares not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable.

4.2 PubCo shall, upon reasonable request, inform Subscriber as to the status of the registration effected by PubCo pursuant to this Subscription Agreement. At its expense PubCo shall:

4.2.1 except for such times as PubCo is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which PubCo determines to obtain, continuously effective with respect to Subscriber, to file all reports as required by the Exchange Act, provide all customary and reasonable cooperation necessary to enable Subscriber to resell the Shares and the Warrant Shares pursuant to the Registration Statement, qualify the Shares and the Warrant Shares for listing on the applicable Listing Exchange on which PubCo securities are then listed, to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, and to update or amend the Registration Statement as necessary to include the Shares and the Warrant Shares and provide customary notice to holders of the Shares and the Warrant Shares, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities, and (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including any volume and manner of sale restrictions under Rule 144 and without the requirement for PubCo to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

4.2.2 advise Subscriber as expeditiously as possible, but in any event within five (5) Business Days:

(a) when the Registration Statement or any post-effective amendment thereto has become effective;

(b) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose; and

(c) of the receipt by PubCo of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

Notwithstanding anything to the contrary set forth herein, PubCo shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding PubCo other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (c) above constitutes material, nonpublic information regarding PubCo;

4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;

4.2.4 upon the occurrence of any event that requires the making of any changes in the Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, except for such times as PubCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, PubCo shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.2.5 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Class A Common Stock is then listed;

4.2.6 allow Subscriber to review and consent to disclosure specifically regarding Subscriber in the Registration Statement on reasonable advance notice (which consent shall not be unreasonably withheld);

4.2.7. use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities and to enable the sale of the Registrable Securities under Rule 144; and

4.2.8. cause PubCo’s transfer agent to remove any restrictive legend (a) at Subscriber’s request, when the Registrable Securities are sold pursuant to Rule 144 under the Securities Act or the Registration Statement or may be sold without restriction under Rule 144 and (b) upon effectiveness of the Registration Statement registering the resale of the Registrable Securities, in each case provided that the Subscriber has delivered customary representation letters as may be requested by PubCo’s counsel. In connection therewith, if required by PubCo’s transfer agent and upon receipt of any customary certifications or other documentation reasonably requested by PubCo, PubCo will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Registrable Securities without any such legend.

Notwithstanding anything to the contrary in this Subscription Agreement, PubCo shall not have any obligation to prepare any prospectus supplement, participate in any due diligence, execute any agreements or certificates or deliver legal opinions (other than customary de-legending certificates and opinions) or obtain comfort letters in connection with any sales of the Registrable Securities under the Registration Statement.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, PubCo shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if (i) the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable), or (ii) the filing, effectiveness or continued use of the Registration Statement or related prospectus would (a) require additional disclosure by PubCo in the Registration Statement of material non-public information that PubCo has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of PubCo’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements, (b) require the inclusion in such Registration Statement or related prospectus of financial statement that are unavailable to PubCo for reasons beyond PubCo’s control or (c) in the good faith judgment of the majority of PubCo’s board of directors, be seriously detrimental to PubCo, and the majority of the board of directors of PubCo concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time (each such circumstance, a “Suspension Event”); provided, however, that PubCo (x) may not delay or suspend the Registration Statement for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period and (y) shall use its reasonable efforts to make such Registration Statement available for the sale by the Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from PubCo of the happening of any Suspension Event during the period that the Registration Statement is effective, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives written notice from PubCo that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by PubCo unless otherwise required by law or subpoena. If so directed by PubCo, Subscriber will deliver to PubCo or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4 The parties hereto agree that:

4.4.1 PubCo shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Subscriber (to the extent a selling stockholder under the Registration Statement), the officers, directors, agents, partners, members, managers, shareholders, Affiliates, employees and investment advisers of each Subscriber, each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, partners, members, managers, shareholders, agents, Affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented costs of preparation and investigation and reasonable and documented attorneys’ fees) and reasonable and documented expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), any prospectus included in any Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 4, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are caused by or contained in any information regarding Subscriber furnished in writing to PubCo by Subscriber expressly for use therein.

PubCo shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which PubCo is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by Subscriber.

4.4.2 Each Subscriber shall, severally and not jointly with any other selling shareholder named in the Registration Statement, indemnify and hold harmless PubCo, its directors, officers, agents and employees, each person who controls PubCo (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or that are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are caused by or contained in any information regarding Subscriber furnished in writing to PubCo by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation.

4.4.3. The indemnification rights and obligations pursuant to this Section 4 are in addition to, and not exclusive of, the indemnification rights and obligations set forth in Section 11 of this Subscription Agreement.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) if any of the conditions to Closing set forth in Section 3.2 or Section 3.3 are not satisfied or waived by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, and (iv) if the Closing has not occurred by June 9, 2026; provided, that (a) Section 3.1 shall survive any termination of this Subscription Agreement that occurs following the funding by Subscriber of the Purchase Price in accordance with the terms and conditions of Section 3.1, and (b) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. SPAC shall notify Subscriber of the termination of the Business Combination Agreement and any Other Subscription Agreement promptly after the termination of such agreement. Upon termination of this Subscription Agreement, pursuant to this Section 5, after the delivery by each Subscriber of the Purchase Price for the Securities, PubCo shall promptly (but not later than two (2) Business Days thereafter) have the Purchase Price returned to each Subscriber without any deduction for, or on account of, any tax, withholding, charges or set-off.

6. Miscellaneous.

6.1 Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1 Subscriber acknowledges that PubCo, the SPAC and the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify PubCo, SPAC and the Placement Agent if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of the Subscriber contained in Sections 2.1.8, 2.1.9, and 2.1.10 of this Subscription Agreement to the extent such representations and warranties relate to the Placement Agent.

6.1.2 SPAC and PubCo each acknowledges and agrees that the Placement Agent is entitled to rely on the agreements, representations and warranties of PubCo contained in this Subscription Agreement. Prior to the Closing, PubCo agrees to promptly notify the Placement Agent if any of the agreements, representations and warranties of PubCo are no longer accurate in all material respects.

6.1.3 Each of PubCo, Subscriber and the SPAC is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.4 Prior to the Closing, PubCo may request from Subscriber such additional information as PubCo may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Securities, and Subscriber shall as soon as reasonably practicable provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control and consistent with internal policies and procedure; provided, that, PubCo agrees to keep any such information provided by Subscriber confidential except as required by law.

6.1.5 Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein (it being agreed that all expenses related to any Registration Statement are for the account of PubCo to the extent provided in Section 4, and PubCo shall be responsible for the fees of its transfer agent and all of DTC’s fees associated with the issuance of the Shares and Warrant Shares and the removal of any restrictive legends as provided for herein).

6.1.6 Each party to this Subscription Agreement shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately following the consummation of the Transactions.

6.1.7 The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber (including the Subscriber’s controlled Affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Shares or any securities of the SPAC or any instrument exchangeable for or convertible into any Shares or any securities of the SPAC until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the transactions contemplated hereby (including the Subscriber’s controlled Affiliates and/or Affiliates) from entering into any short sales; (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, this Section 6.1.7 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to acquire the Securities covered by this Subscription Agreement.

6.1.8 From the date hereof until the Closing Date, PubCo shall provide prompt written notice to Subscriber of any (i) amendment, modification or waiver of any provision of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber or PubCo would reasonably expect to receive under this Subscription Agreement or (ii) any declaration by the Company or SPAC of a Company Material Adverse Effect or SPAC Material Adverse Effect (each as defined in the Business Combination Agreement) under the Business Combination Agreement.

6.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

6.2.1 if to Subscriber, to such address or addresses set forth on the signature page hereto;

6.2.2 if to SPAC or PubCo, to:

Haymaker Acquisition Corp. 4

324 Royal Palm Way, Suite 300-I

Palm Beach, Florida 33480

Attention: Christopher Bradley

Email: cbradley@mistralequity.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention: Sidney Burke; Stephen P. Alicanti

Email: sidney.burke@us.dlapiper.com; stephen.alicanti@us.dlapiper.com

6.3 Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4 Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

6.5 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to acquire the Securities) may be transferred or assigned without the prior written consent of each of the other parties hereto (other than the Securities acquired hereunder, if any, and then only in accordance with this Subscription Agreement). Notwithstanding the foregoing, Subscriber may assign some or all of its rights and obligations under this Subscription Agreement to any fund or account managed or advised by the same investment manager or investment adviser as the Subscriber or by an affiliate of such investment manager (which shall include any Person in which such investment manager holds 50% or more of such Person’s voting securities) without the prior consent of SPAC and PubCo; provided that (x) prior to such assignment, any such assignee shall agree in writing to be bound by the terms hereof and (y) no such assignment shall relieve the Subscriber of its obligations hereunder.

6.6 Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns, and, except as set forth in Sections 4.4, 6.1.1 and 11, the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, prior to the Closing, the Company is an intended third-party beneficiary of each of the provisions of this Subscription Agreement.

6.7 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

6.8 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts of the State of New York (the “Chosen Courts”) in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.9 Severability. If any term, provision, covenant or restriction of this Subscription Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.10 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11 Remedies.

6.11.1 The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to seek equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause any other party hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.11.2 The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.12 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur immediately following the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

6.13 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.14 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.15 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.16 Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

6.17 Subscriber Obligations are Several and not Joint. The obligations of each Subscriber under this Subscription Agreement are several and not joint with the obligations of any other Subscriber under this Subscription Agreement and any Other Subscriber under the Other Subscription Agreements, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under this Subscription Agreement or Other Subscriber under the Other Subscription Agreements. The decision of a Subscriber to subscribe for Securities pursuant to this Subscription Agreement has been made by such Subscriber independently of any other Subscriber under this Subscription Agreement or Other Subscriber under the Other Subscription Agreements and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the SPAC, Company, PubCo or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent or employee of any Other Subscriber, and neither a Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by any Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute such Subscriber and the Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that such Subscriber and Other Subscribers are in any way acting in concert or as a group (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Each Subscriber acknowledges that no Other Subscriber has acted as agent for such Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of such Subscriber in connection with monitoring its investment in the Securities or enforcing its rights under this Subscription Agreement. Each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

7. Cleansing Statement; Consent to Disclosure.

7.1 The SPAC shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement (provided that, if this Subscription Agreement is executed between midnight and 9:00 a.m., New York City time on any Business Day, no later than 9:01 a.m. on the date hereof), issue, or cause to be issued, one (1) or more press releases or file, or cause to be filed, with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”, and the actual filing of such press release and/or Current Report on Form 8-K, the “Disclosure Time”), which Current Report on Form 8-K shall include as exhibits this Subscription Agreement and the Investor Presentation (to the extent not previously filed or furnished as an exhibit to a filing with the Commission), disclosing all material terms of the transactions contemplated hereby and the Transactions. Following the Disclosure Time, the Subscriber shall not be in possession of any material, non-public information received from the Company, the SPAC, PubCo or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Subscription Agreement and the Transactions, and except as set forth in Section 4.3, Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the SPAC, PubCo, the Placement Agent, or any of their respective Affiliates in connection with the Transactions.

7.2 Neither PubCo nor SPAC shall (i) publicly disclose the name of any Subscriber, its advisers or any of their respective affiliates, or include the name of any Subscriber or their respective advisers or affiliates in any press release, without the prior written consent of such Subscriber or (ii) publicly disclose the name of any Subscriber, its advisers or any of their respective affiliates, or include the name of any Subscriber, its advisers or any of their respective affiliates in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of such Subscriber, except (a) as required by the federal securities laws, rules or regulations, including in connection with the filing of a Registration Statement pursuant to Section 4, or (b) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq, in which case PubCo, as applicable, shall provide such Subscriber with prior written notice of such permitted disclosure, and shall reasonably consult with such Subscriber regarding such disclosure.

8. Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that, as described in the SPAC’s prospectus relating to its initial public offering (the “IPO”) dated July 25, 2023, available at www.sec.gov, the SPAC has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC, its public shareholders and certain other parties. For and in consideration of the SPAC entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber on behalf of itself and each of its Affiliates and subsidiaries, and each of its and their employees, agents, representatives and any other person or entity acting on its and their behalf hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) agrees that it will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the SPAC Organizational Documents in respect of any redemptions by Subscriber in respect of SPAC Class A Ordinary Shares.

9. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell the Securities to the public without registration are available to holders of Class A Common Stock and until the third (3rd) anniversary of the Closing Date, PubCo shall, at its expense:

9.1 make and keep public information available, as those terms are understood and defined in Rule 144;

9.2 use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of PubCo under the Securities Act and the Exchange Act so long as PubCo remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Shares under Rule 144 for so long as the Subscriber holds any Shares;

9.3 furnish to Subscriber, promptly upon Subscriber’s reasonable request, (i) a written statement by PubCo, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of PubCo and such other reports and documents so filed by PubCo, and (iii) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration; and

9.4 If in the opinion of counsel to PubCo, it is then permissible to remove the restrictive legend from the Shares pursuant to Rule 144 under the Securities Act, then in connection with a sale of such Shares, at Subscriber’s request, PubCo will request its transfer agent to remove the legend referenced in Section 2.1.5.

10. Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives), other than the statements, representations and warranties of PubCo expressly contained in Section 2.2 of this Subscription Agreement, in making its investment or decision to invest in PubCo. Subscriber acknowledges and agrees that none of (i) any Other Subscriber pursuant to an Other Subscription Agreement, or any other investor pursuant to any agreement related to the private placement of the Securities (including such person’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Business Combination Agreement or any Non-Party Affiliate, shall have any liability to the Subscriber, or to any Other Subscriber or other investor, pursuant to, arising out of or relating to this Subscription Agreement, any Other Subscription Agreement, or any other agreement related to the private placement of the Securities, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement, any Other Subscription Agreement, or any other agreement, or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by PubCo, the SPAC, the Company, or the Placement Agent concerning PubCo, the SPAC, the Company, the Placement Agent or any Non-Party Affiliate, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliate” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of PubCo, the SPAC, the Company, the Placement Agent or any of PubCo’s, the SPAC’s, the Company’s or the Placement Agent’s respective controlled affiliates or any family member of the foregoing.

11. Indemnification.

11.1 Each of PubCo and SPAC agrees to indemnify and hold harmless each Subscriber and its affiliates, and their respective directors, officers, trustees, members, managers, employees, investment advisers and agents (collectively, the “Indemnified Persons”), from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) to which such Indemnified Person may become subject (i) as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of PubCo or SPAC under this Subscription Agreement or (ii) as a result of or arising out of any action, claim or proceeding, pending or threatened, against an Indemnified Person in any capacity by any third party (including a stockholder of PubCo or SPAC), whether directly or in a derivative capacity, who is not an affiliate of the Indemnified Person, with respect to the transactions contemplated by this Subscription Agreement or the Business Combination Agreement, and will reimburse any such Indemnified Person for all such amounts as they are incurred by such Indemnified Person.

11.2 Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (C) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement unless such judgment or settlement (i) imposes no liability or obligation on, (ii) includes as an unconditional term thereof the giving of a complete, explicit and unconditional release from the party bringing such indemnified claims of all liability of the indemnified party in respect of such claim or litigation in favor of, and (iii) does not include any admission of fault, culpability, wrongdoing, or wrongdoing or malfeasance by or on behalf of, the indemnified party. No indemnified party will, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement.

11.3 The indemnification rights and obligations pursuant to this Section 11 are in addition to, and not exclusive of, the indemnification rights and obligations set forth in Section 4.4 of this Subscription Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the SPAC, PubCo and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

SPAC:

HAYMAKER ACQUISITION CORP. 4

By:
Name:
Title:

PUBCO:

SUNCRETE, INC.

By:
Name:
Title:

Accepted and agreed this _____ day of March, 2026.

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above): ___________________

Email Address:

If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Shares:
Pre-Funded Warrants:
Aggregate Number of Shares subscribed for:

Beneficial Ownership Blocker:

Aggregate Purchase Price:

Except as provided in Section 1 of this Subscription Agreement, you must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by PubCo in the Closing Notice.

EXHIBIT A

Form of Pre-Funded Warrant

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

FORM OF PRE-FUNDED COMMON STOCK PURCHASE WARRANT

[●]

Warrant Shares: [ ]	Issue Date: [ ]

THIS PRE-FUNDED COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, __________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) until this Warrant is exercised in full (the “Termination Date”), to subscribe for and purchase from [●], a Delaware corporation (the “Company”), up to [●] shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock” and such Common Stock underlying this Warrant, subject to adjustment hereunder, the “Warrant Shares”) of the Company. The purchase price of one share of Common Stock underlying this Warrant shall be equal to the Exercise Price set forth in Section 2(b) below.

Section 1.               Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Subscription Agreement”), dated [●], 2025, among the Company and the purchasers signatory thereto.

Section 2.               Exercise.

(a)            Exercise of Warrant. Subject to the terms and conditions hereof, exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form attached hereto as Exhibit B (the “Notice of Exercise”). Within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 3(c) below is applicable and specified in the applicable Notice of Exercise. The Company shall have no obligation to inquire with respect to or otherwise confirm the authenticity of the signature(s) contained on any Notice of Exercise nor the authority of the person executing such Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

For the avoidance of doubt, there is no circumstance that would require the Company to net cash settle the Warrants.

(b)            Exercise Price. The purchase price of this Warrant ($9.9999 per Warrant Share) was pre-funded to the Company on or prior to the Initial Exercise Date and, consequently, no additional consideration (other than the nominal exercise price of $0.0001 per Warrant Share) shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid purchase price under any circumstance or for any reason whatsoever. The unpaid exercise price per Warrant Share shall be $0.0001, subject to adjustment hereunder (the “Exercise Price”).

(c)            Cashless Exercise. This Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	= as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 3(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 3(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 3(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 3(a) hereof after the close of “regular trading hours” on such Trading Day;

(B)	= the Exercise Price of this Warrant, as adjusted hereunder, in effect on the date of exercise; and

(X)	= the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported on the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”), as applicable, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable, (c) if the Common Stock is not then listed or quoted for trading on a Trading Market or on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Day” means any day on which the Trading Market is open for trading, including any day on which the Trading Market is open for trading for a period of time less than the customary time. If the Common Stock is not then listed or quoted on a Trading Market, Trading Day means a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock is then reported on OTCQB or OTCQX, as applicable, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable, (c) if the Common Stock is not then listed or quoted for trading on a Trading Market or on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

(d)            Mechanics of Exercise.

(i)      Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Company’s transfer agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate or book-entry certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, provided that payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company by such date, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, provided that payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company by such date (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, provided that payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company by such date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii)      Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)     Rescission Rights. If the Company fails to cause its transfer agent to transmit to the Holder the Warrant Shares pursuant to Section 3(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise by delivering written notice to the Company.

(iv)     Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 3(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date (other than any such failure that is due to any action or inaction by the Holder with respect to such exercise, or due to circumstances beyond the Company’s reasonable control), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Warrants with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice promptly after the occurrence of a Buy-In, indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(v)      No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vi)      Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, except that the Holder shall be responsible for any applicable income or capital gains taxes, and the Company shall be responsible for other customary issuance expenses, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form, attached hereto as Exhibit C, duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all transfer agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vii)      Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(e)            Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, and any such attempted exercise shall be void and of no effect, pursuant to Section 3 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with (i) the Holder’s Affiliates, (ii) any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates, and (iii) any other Persons whose beneficial ownership of the shares of Common Stock would or could be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Warrant Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Warrant Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be [4.99]% (or, upon election by a Holder prior to the issuance of any Warrants, [9.99]%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Warrant Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Warrant Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder, together with the Attribution Parties, collectively being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation, the number of shares so issued by which the aggregate Beneficial Ownership of the Holder and its Attribution Parties exceeds such limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder and/or the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares and the Holder shall return the Excess Shares to the Company. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. If the Warrant is unexercisable as a result of the Holder’s Beneficial Ownership Limitation, no alternate consideration is owing to the Holder, provided that the Holder shall continue to have the right, subject to the conditions set out herein, to exercise any unexercised portion of the Warrant which was otherwise exercisable and all other rights, powers and remedies shall remain hereunder in full force and effect.

Section 3.               Certain Adjustments.

(a)            Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any Warrant Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)            Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time that this Warrant is outstanding the Company grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c)            Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all or substantially all of the holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d)            Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person in which the Company is not the surviving entity (other than a reincorporation in a different state), (ii) the Company or any Subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding shares representing the aggregate voting power of all classes of equity securities of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of the aggregate voting power of all classes of equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 3(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant, in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant, referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant, with the same effect as if such Successor Entity had been named as the Company herein; provided, however, that to the extent that the Holder’s right to participate in any such Fundamental Transaction Rights would result in the Holder and its Attribution Parties, collectively, beneficially owning in excess of the Beneficial Ownership Limitation of the Common Stock that would be issued and outstanding following receipt of such Fundamental Transaction Rights (such excess amount of Common Stock, the “Excess Fundamental Transaction Rights”), then the Holder shall not be entitled to participate in such Fundamental Transaction Rights to the extent of the Excess Fundamental Transaction Rights (and shall not have the right to acquire such Excess Fundamental Transaction Rights). The Excess Fundamental Transaction Rights shall be held in abeyance for the benefit of the Holder until such time or times as (1) its right to receive some or all of the Excess Fundamental Transaction Rights would not result in the Holder and its Attribution Parties beneficially owning Common Stock in excess of the Beneficial Ownership Limitation and (2) the Holder so certifies in writing to the Company and specifies the number of shares of Common Stock it is able to receive without exceeding the Beneficial Ownership Limitation, at which time or times the Holder shall be granted that portion of the Excess Fundamental Transaction Rights (and any Excess Fundamental Transaction Rights granted, issued or sold on such initial Fundamental Transaction Rights or on any subsequent Fundamental Transaction Rights to be held similarly in abeyance) to the same extent as if there had been no such limitation. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 3(d) regardless of whether the Company has sufficient authorized shares of Common Stock for the issuance of Warrant Shares.

(e)            [Reserved].

(f)             Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(g)            Notice to Holder.

(i)      Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)      Notice to Allow Exercise by Holder. If, while the Warrant is outstanding, (A) the Company declares a dividend (or any other distribution in whatever form and other than, for the avoidance of doubt, a stock split or combination) on the Common Stock, (B) the Company declares a special nonrecurring cash dividend on, or a redemption of, the shares of Common Stock, (C) the Company authorizes the granting to all holders of the shares of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company is required in connection with a Fundamental Transaction, or (E) the Company authorizes the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. An alternative suitable filing with the Commission or the issuance of a press release shall also satisfy this notice requirement. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.               Transfer of Warrant.

(a)            Transferability. Subject to compliance with any applicable securities laws, the conditions set forth in Section 5(d) hereof, and the provisions of Section 2.1.5 of the Subscription Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)            New Warrants. Subject to compliance with applicable securities laws, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 5(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issue Date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c)            Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)            Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Sections 6.5 and 6.6 of the Subscription Agreement.

(e)            Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.               Miscellaneous.

(a)            No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 3(d)(i), except as expressly set forth in Section 4. Without limiting the rights of a Holder to receive Warrant Shares on a “cashless exercise” as permitted in Section 3(c) and to receive the cash payments contemplated pursuant to Section 3(d)(i) and Section 3(d)(iv), in no event will the Company be required to net cash settle an exercise of this Warrant.

(b)            Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

(d)            Authorized Shares.

The Company covenants that, at all times during the period the Warrant is outstanding, it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment (it being understood that this Warrant shall not in any case prevent the Company from effecting any such amendment, reorganization, transfer, consolidation, merger, dissolution, issuance or sale). Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)            Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Subscription Agreement.

(f)             Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws, and in such case, by the acceptance hereof, represents and warrants that the Holder will acquire such Warrant Shares issuable upon such exercise for its own account and not with a view to or for distributing or reselling Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities laws.

(g)            Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Subscription Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)            Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.

(i)             Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)             Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)            Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)             Amendment. This Warrant may be modified, amended, or the provisions hereof waived only with the written consent of both the Company and the Holder of this Warrant. Any such modification, amendment or waiver shall be binding on all subsequent holders of this Warrant.

(m)          Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)            Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

SUNCRETE, INC.

By:
Name:
Title:

EXHIBIT B

NOTICE OF EXERCISE

TO: Suncrete, Inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 3(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 3(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4) Accredited Investor. The undersigned hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and acknowledges that this representation is being relied upon by the Company in issuing the Warrant Shares.

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

EXHIBIT C

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)
Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature: _______________

Holder’s Address:_______________

Schedule 2.2.14

Capitalization

1.	PubCo has entered into a securities exchange agreement with existing holders of the Senior Preferred Units of Concrete Partners Holding, LLC to exchange the Series Preferred Units for a new series of Series A Convertible Preferred Stock with similar rights and preferences as the Series Preferred Units.

ANNEX E

 Ownership of New Suncrete After the Closing

The following table summarizes the pro forma ownership of New Suncrete Common Stock immediately following the Business Combination under five redemption scenarios: no additional redemptions, 25% redemptions, 50% redemptions, 75% redemptions and maximum redemptions. For illustrative purposes, the information in the table also assumes that (i) there are no other issuances of equity interests of SPAC or Suncrete prior to the closing of the Business Combination, (ii) none of SPAC’s Initial Shareholders purchase any additional SPAC Class A Ordinary Shares prior to the closing of the Business Combination, (iii) that the Business Combination closes on March 16, 2026, (iv) SPAC redeems the SPAC Public Warrants pursuant to the Warrant Amendment prior to the closing of the Business Combination and (v) no shares of Series A Preferred Stock issuable pursuant to the Exchange will be converted into PubCo Class A Common Stock at the closing of the Business Combination. In addition, the information in this table does not take into account the Dothan Assumed Warrants that will remain outstanding following the Business Combination and may be exercised at a later date. The actual results will be within the parameters described by the scenarios above. However, there can be no assurance regarding which scenario will be closest to the actual results. Stockholders will experience additional dilution to the extent PubCo issues additional shares of PubCo Common Stock after the closing of the Business Combination. Stockholders will also experience additional dilution to the extent that the Sponsor elects to convert any amounts outstanding under the existing convertible promissory note into securities of PubCo, which, based on the amount outstanding under such note as of September 30, 2025, (i) would be convertible into units consisting of 75,500 shares of PubCo Class A Common Stock and warrants to purchase 37,750 shares of PubCo Class A Common Stock and (ii) assuming full exercise of the warrants, represents less than 1% of the outstanding shares in each of the scenarios described in the table below. The table below excludes shares of PubCo Common Stock that will initially be available for issuance under the 2026 Plan and ESPP. Please see the sections titled “Summary of the Proxy Statement/Prospectus — Ownership of New Suncrete After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

	Assuming No Redemptions				Assuming 25% Redemptions				Assuming 50% Redemptions				Assuming 75% Redemptions				Assuming Maximum Redemptions
	Shares	Votes	% of Outstanding Shares	% of Voting Power	Shares	Votes	% of Outstanding Shares	% of Voting Power	Shares	Votes	% of Outstanding Shares	% of Voting Power	Shares	Votes	% of Outstanding Shares	% of Voting Power	Shares	Votes	% of Outstanding Shares	% of Voting Power
Rollover Holders(1) (excluding Dothan Concrete)	17,606,966	17,606,966	20.6%	5.9%	17,606,966	17,606,966	21.7%	6.0%	17,606,966	17,606,966	23.0%	6.1%	17,606,966	17,606,966	24.5%	6.2%	17,606,966	17,606,966	26.1%	6.3%
Public Shareholders (excluding Haymaker)	22,627,899	22,627,899	26.4%	7.6%	18,081,446	18,081,446	22.3%	6.1%	13,534,992	13,534,992	17.7%	4.7%	8,988,539	8,988,539	12.5%	3.1%	4,442,085	4,442,085	6.6%	1.6%
Haymaker	3,414,267	3,414,267	4.0%	1.1%	3,414,267	3,414,267	4.2%	1.2%	3,414,267	3,414,267	4.5%	1.2%	3,414,267	3,414,267	4.7%	1.2%	3,414,267	3,414,267	5.1%	1.2%
PIPE Investors	17,378,676	17,378,676	20.3%	5.8%	17,378,676	17,378,676	21.4%	5.9%	17,378,676	17,378,676	22.7%	6.0%	17,378,676	17,378,676	24.1%	6.1%	17,378,676	17,378,676	25.8%	6.2%
Warrant Exchange	862,500	862,500	1.0%	0.3%	862,500	862,500	1.1%	0.3%	862,500	862,500	1.1%	0.3%	862,500	862,500	1.2%	0.3%	862,500	862,500	1.3%	0.3%
Dothan Concrete	18,422,425	184,224,250	21.5%	61.6%	18,422,425	184,224,250	22.7%	62.5%	18,422,425	184,224,250	24.1%	63.5%	18,422,425	184,224,250	25.6%	64.5%	18,422,425	184,224,250	27.3%	65.6%
Dothan Independent	5,300,000	53,000,000	6.2%	17.7%	5,300,000	53,000,000	6.5%	18.0%	5,300,000	53,000,000	6.9%	18.3%	5,300,000	53,000,000	7.4%	18.6%	5,300,000	53,000,000	7.9%	18.9%
Total	85,612,733	299,114,558	100.0%	100.0%	81,066,280	294,568,105	100.0%	100.0%	76,519,826	290,021,651	100.0%	100.0%	71,973,373	285,475,198	100.0%	100.0%	67,426,919	280,928,744	100.0%	100.0%

(1)	Includes 3,496,887 shares of restricted PubCo Class A Common Stock issuable as Rollover Equity Awards.

Dilution

Haymaker’s net tangible book value as of September 30, 2025 was $(11,955) thousand, or $(0.41) per share, based on 23,425,499 SPAC Class A Ordinary Shares and 5,750,000 SPAC Class B Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing Haymaker shareholders at varying redemption levels (in thousands, except share and per share data).

	No Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Contractual Redemptions
Initial public offering price per share of Haymaker	$10.00	$10.00	$10.00	$10.00	$10.00
As adjusted net tangible book value(1)	$373,766	$322,618	$271,471	$220,323	$169,176
As adjusted total shares(2)	47,416,675	42,870,222	38,323,768	33,777,315	29,230,861
Haymaker’s adjusted net tangible book value per share as of September 30, 2025	$7.88	$7.53	$7.08	$6.52	$5.79
Dilution per share to the existing Haymaker shareholders	$2.12	$2.47	$2.92	$3.48	$4.21
Change in net tangible book value per share attributable to Haymaker’s shareholders(3)	$8.29	$7.94	$7.49	$6.93	$6.20

(1)	See table below for reconciliation of net tangible book value, as adjusted.
(2)	See table below for reconciliation of as adjusted total shares.
(3)	Change in net tangible book value per share attributable to Haymaker’s shareholders reflects the difference between Haymaker's historical net tangible book value per share as of September 30, 2025 of ($0.41) and Haymaker's adjusted net tangible book value per share as of September 30, 2025, as reflected in this table.

The following table illustrates the as adjusted net tangible book value to Haymaker’s shareholders and decrease in net tangible book value to Haymaker’s shareholders as a result of transaction costs incurred by Haymaker, PIPE Investment, and funds released from the trust at the Closing of the Business Combination (in thousands, except share and per share data).

	No Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Contractual Redemptions(5)
As adjusted net tangible book value per share	$7.88	$7.53	$7.08	$6.52	$5.79
Numerator adjustments
Haymaker’s net tangible book value as of September 30, 2025	$(11,955)	$(11,955)	$(11,955)	$(11,955)	$(11,955)
Transaction costs attributable to Haymaker(6)	(6,748)	(6,748)	(6,748)	(6,748)	(6,748)
PIPE Offering	167,120	167,120	167,120	167,120	167,120
Funds released from trust	254,644	203,496	152,349	101,201	50,054
Warrant Exchange Cash Payment	(25,875)	(25,875)	(25,875)	(25,875)	(25,875)
Non-Redemption Payment	(3,420)	(3,420)	(3,420)	(3,420)	(3,420)
As adjusted net tangible book value	$373,766	$322,618	$271,471	$220,323	$169,176
Denominator adjustments
SPAC Class A Ordinary Shares subject to possible redemption	22,627,899	18,081,446	13,534,992	8,988,539	4,442,085
SPAC Class A Ordinary Shares not subject to redemption(7)	797,600	797,600	797,600	797,600	797,600
SPAC Class B Ordinary Shares(8)	5,750,000	5,750,000	5,750,000	5,750,000	5,750,000
PIPE Investor Shares	17,378,676	17,378,676	17,378,676	17,378,676	17,378,676
Warrant Exchange Shares	862,500	862,500	862,500	862,500	862,500
As adjusted total shares	47,416,675	42,870,222	38,323,768	33,777,315	29,230,861

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their SPAC Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum contractual redeemable shares, or 4,546,453 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $51.1 million based on a redemption price of approximately $11.25 per share.
(3)	Assumes that 50% of maximum contractual redeemable shares, or 9,092,907 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $102.3 million based on a redemption price of approximately $11.25 per share.
(4)	Assumes that 75% of maximum contractual redeemable shares, or 13,639,360 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $153.4 million based on a redemption price of approximately $11.25 per share.
(5)	The maximum contractual redemptions scenario assumes that 18,185,814 Public Shares are redeemed for aggregate redemption payments of $204.6 million, assuming a $11.25 per share redemption price. The Business Combination Agreement contains a condition to the Closing that, after giving effect to the transactions contemplated hereby (including the PIPE Investment) the Available Closing SPAC Cash shall not be less than $150,000,000. This condition is expected to be satisfied based on the PIPE Investment and the Non-Redemption Agreements. The “Maximum Redemptions” scenario reflects that maximum number of Public Shares that may be redeemed while satisfying this condition and assumes 4,442,085 Public Shares subject to the Non-Redemption Agreements will not be redeemable.
(6)	Excludes accrued costs included in the Haymaker’s net tangible book value as of September 30, 2025.
(7)	As of September 30, 2025, the Sponsor held an aggregate of 6,547,600 SPAC Ordinary Shares, consisting of 797,600 SPAC Class A Ordinary Shares, which are not subject to redemption, and 5,750,000 SPAC Class B Ordinary Shares. At the Acquisition Merger Effective Time, and pursuant to the Sponsor Distribution, the Sponsor will distribute 2,800,000 Dothan Founder Shares to Dothan Independent. In addition, immediately upon the occurrence of the Initial Merger Effective Time, the Sponsor will be deemed to have irrevocably transferred to PubCo, and surrendered and forfeited for no consideration, up to 333,333 shares of PubCo Class A Common Stock. After giving effect to these transactions, the Sponsor is expected to hold approximately 3,414,267 shares of PubCo Class A Common Stock. For additional information, see the section titled “Beneficial Ownership of Securities – Post-Business Combination Beneficial Ownership Table.”

For purposes of Item 1604(c)(1) of Regulation S-K, PubCo would have 85,617,665 total shares of PubCo Class A Common Stock outstanding immediately after giving effect to the Business Combination under the “No Redemptions” scenario based on the assumptions set forth in the preceding paragraph and as further described above. Where there are no redemptions of Public Shares prior to the Closing, Haymaker’s valuation is based on the $10.00 issuance price per Public Share in the Haymaker’s IPO and is therefore calculated as: $10.00 (Haymaker per share Haymaker IPO price) multiplied by 85,617,665 shares, or $856,176,650. The following table illustrates the valuation at the $10.00 issuance price per share in the Haymaker IPO for each redemption scenario:

	No Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Contractual Redemptions
	(in thousands, except share and per share data)
Initial public offering price per share of Haymaker	$10.00	$10.00	$10.00	$10.00	$10.00
As adjusted Haymaker shares outstanding	47,416,675	42,870,222	38,323,768	33,777,315	29,230,861
Dothan Founder Shares	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000
Sponsor forfeited shares	(333,333)	(333,333)	(333,333)	(333,333)	(333,333)
Shares issued to Suncrete shareholders in Business Combination(1)	36,029,391	36,029,391	36,029,391	36,029,391	36,029,391
Number of shares after giving effect to the Business Combination	85,612,733	81,066,280	76,519,826	71,973,373	67,426,919
Value of combined company upon Closing of the Business Combination	$856,127	$810,663	$765,198	$719,734	$674,269

(1)	Includes 3,496,887 shares of PubCo Class A Common Stock issuable in respect of Rollover Equity Awards exchanged for Company Incentive Units, which, in some cases, remain subject to vesting.

The trading price of the PubCo Class A Common Stock may not be at or above the offering price in the Haymaker IPO. PubCo may not attain any of the levels of valuation presented.

The above discussion and table also exclude potential dilutive effects associated with 300,000 restricted stock units to be granted to certain members of PubCo’s Board of Directors pursuant to the Business Combination Agreement, 398,800 Dothan Assumed Warrants, or other future issuances or grants of equity or equity-linked securities by PubCo pursuant to the Incentive Plan.

The aforementioned equity issuances are not the only sources of potential dilution to the relative ownership percentage associated with shares of PubCo Common Stock held by non-redeeming Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to Public Shareholders’ percentage ownership in PubCo.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Suncrete After the Closing” and “Summary of the Proxy Statement/Prospectus — Dilution” as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

To the extent that additional shares are issued pursuant to the foregoing, Haymaker’s shareholders will experience further dilution. In addition, Haymaker may enter into other transactions. To the extent it issues such securities, investors and Haymaker’s shareholders may experience further dilution.

ANNEX F

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Haymaker will acquire all of the outstanding equity interests of Suncrete in the Business Combination, Haymaker will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Suncrete issuing shares for the net assets of Haymaker, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Suncrete.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, gives effect to the Business Combination and related transactions as if they had occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024, give effect to the Business Combination and related transactions as if they had occurred on January 1, 2024, the beginning of the earliest periods presented.

The Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this Supplement and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Haymaker, Suncrete and SRM, Inc. dba Schwarz Ready Mix and certain subsidiaries acquired pursuant to the Thunder Acquisition (as defined below) (collectively, the “Schwarz Entities”) for the applicable periods included in the Proxy Statement/Prospectus. The historical information of Suncrete as of and for the nine months ended September 30, 2025 has been adjusted to include the estimated transaction accounting adjustments of the Thunder Acquisition. The historical information of Suncrete for the period from inception (May 22, 2024) through December 31, 2024, along with the historical information of Eagle Redi-Mix Concrete, LLC (“Eagle”) and Ram Transportation, LLC (“Ram”) for the period January 1, 2024 through July 29, 2024 has been adjusted to include the estimated transaction accounting adjustments of the Thunder Acquisition along with transaction accounting adjustments for the acquisition of Eagle and Ram, including revenues and expenses for the period January 1, 2024 through July 29, 2024. The Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Post- Combination Company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company following the reverse recapitalization.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the period presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Post-Combination Company as a result of the Business Combination. Since it is likely that the Post-Combination Company will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•	Assuming No Redemptions Scenario: This presentation assumes that no Public Shareholders of Haymaker will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•	Assuming 25% Redemptions Scenario: This presentation assumes that 4,546,453 Public Shares are redeemed for aggregate redemption payments of $51.1 million, assuming a $11.25 per share redemption price.

•	Assuming 50% Redemptions Scenario: This presentation assumes that 9,092,907 Public Shares are redeemed for aggregate redemption payments of $102.3 million, assuming a $11.25 per share redemption price.

•	Assuming 75% Redemptions Scenario: This presentation assumes that 13,639,360 Public Shares are redeemed for aggregate redemption payments of $153.4 million, assuming a $11.25 per share redemption price.

•	Assuming Maximum Redemptions Scenario: This presentation assumes that 18,185,814 Public Shares are redeemed for aggregate redemption payments of $204.6 million, assuming a $11.25 per share redemption price. The Business Combination Agreement contains a condition to the Closing that, after giving effect to the transactions contemplated hereby (including the PIPE Investment) the Available Closing SPAC Cash shall not be less than $150,000,000. This condition is expected to be satisfied based on the PIPE Investment and the Non-Redemption Agreements. The “Maximum Redemptions” scenario reflects the maximum number of Public Shares that may be redeemed while satisfying this condition and assumes 4,442,085 Public Shares subject to the Non-Redemption Agreements will not be redeemable.

	No Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
	(in thousands, except share and per share data)
Unaudited Pro Forma Condensed Combined Statement of Operations Data for the nine months ended September 30, 2025
Net income	$4,812	$4,812	$4,812	$4,812	$4,812
Weighted average shares outstanding - basic and diluted	85,612,733	81,066,280	76,519,826	71,973,373	67,426,919
Basic and diluted net income per share	$0.06	$0.06	$0.06	$0.07	$0.07

	No Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
	(in thousands, except share and per share data)
Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2024
Net loss	$(8,979)	$(8,979)	$(8,979)	$(8,979)	$(8,979)
Weighted average shares outstanding - basic and diluted	85,612,733	81,066,280	76,519,826	71,973,373	67,426,919
Basic and diluted net loss per share	$(0.10)	$(0.11)	$(0.12)	$(0.12)	$(0.13)

	No Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
	(in thousands, except share and per share data)
Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2025
Total assets	$719,993	$668,845	$644,288	$593,140	$541,993
Total liabilities	$253,415	$253,415	$253,415	$253,415	$253,415
Total redeemable mezzanine equity	$—	$—	$26,590	$26,590	$26,590
Total stockholders’ equity	$466,578	$415,430	$364,283	$313,135	$261,988

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE
FINANCIAL INFORMATION

The following table sets forth the comparative share information for Haymaker and Suncrete on a stand-alone basis and the unaudited pro forma combined share information as of and for the nine months ended September 30, 2025, after giving effect to the Business Combination, assuming (i) no Public Shareholders of Haymaker exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Public Stockholders exercise their redemption rights with respect 25%, 50%, 75% and maximum redemptions.

This information is only a summary and should be read together with the historical financial statements and related notes of each of Haymaker, Suncrete and the Schwarz Entities, in each case, that are included in the Proxy Statement/Prospectus. The unaudited pro forma combined per share information of Haymaker and Suncrete is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included below.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Haymaker and Suncrete consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Haymaker and Suncrete would have been had Haymaker and Suncrete consummated a business combination during the periods presented. Information presented below under the “Haymaker, As Adjusted” column does not differ from Haymaker’s historical per share data.

	Suncrete (Historical)	Suncrete (Pro Forma Combined)	Haymaker (As Adjusted)	Pro Forma Combined (No Redemptions)	Pro Forma Combined (25% Redemptions)	Pro Forma Combined (50% Redemptions)	Pro Forma Combined (75% Redemptions)	Pro Forma Combined (Maximum Redemptions)
As of and for the Nine Months Ended September 30, 2025
Book (deficit) value per share	$(0.08)	$(0.12)	$(0.41)	$5.45	$5.12	$4.76	$4.35	$3.89
Weighted average units outstanding — basic and diluted	95,700,000	95,700,000	—	85,612,733	81,066,280	76,519,826	71,973,373	67,426,919
Net income (loss) per unit or share — basic and diluted	$(0.04)	$(0.05)	—	$0.06	$0.06	$0.06	$0.07	$0.07

Unaudited Pro Forma Condensed Combined Financial Information

Unless the context otherwise requires, defined terms included herein have the same meaning as terms defined and included in the Proxy Statement/Prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Haymaker and Suncrete, adjusted to give effect to the Business Combination and related transactions, including the acquisitions of Schwarz, Eagle and Ram. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures and Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and do not present the any synergies expected to occur as a result of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2025, assumes that the Business Combination occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024, assume that the Business Combination occurred on January 1, 2024. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Haymaker will acquire all of the outstanding equity interests of Suncrete in the Business Combination, Haymaker will be treated as the “acquired” company for accounting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Suncrete issuing shares for the net assets of Haymaker, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Suncrete.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination or the acquisitions of Schwarz, Eagle or Ram occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations for the Post-Combination Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical information of Haymaker was derived from the unaudited condensed financial statements of Haymaker as of and for the nine months ended September 30, 2025 and the audited financial statements of Haymaker as of and for the year ended December 31, 2024, included in the Proxy Statement/Prospectus. The historical financial information of Suncrete was derived from the unaudited condensed consolidated financial statements of Suncrete as of and for the nine months ended September 30, 2025 and the audited consolidated financial statements of Suncrete as of and for the period from inception (May 22, 2024) through December 31, 2024 and the audited combined financial statements of Eagle and Ram for the period January 1, 2024 through January 29, 2024, which are included in the Proxy Statement/Prospectus. The historical information of Suncrete as of and for the nine months ended September 30, 2025 has been adjusted to include the estimated transaction accounting adjustments of the Thunder Acquisition. The historical information of Suncrete for the year ended December 31, 2024 has been adjusted to include the estimated transaction accounting adjustments of the Thunder Acquisition along with transaction accounting adjustments for the acquisition of Eagle and Ram. This information should be read together with Haymaker’s and Suncrete’s audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Haymaker” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Suncrete” and other financial information included in the Proxy Statement/Prospectus.

Description of the Business Combination

On October 9, 2025, Haymaker, a Cayman Islands exempted company (“SPAC”), with Haymaker Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Haymaker Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Suncrete, Inc. (“PubCo” or “New Suncrete”), entered into a Business Combination Agreement (“BCA”) with Suncrete. Under the BCA, subject to shareholder approval, following the Domestication, SPAC will merge with Merger Sub I, a wholly-owned subsidiary of PubCo in the Initial Merger. Immediately after, Suncrete will merge into Merger Sub II, a wholly-owned subsidiary of PubCo in the Acquisition Merger. The result will be a combined company whereby SPAC and Suncrete are wholly-owned subsidiaries of New Suncrete.

Prior to and as a condition of the Closing, pursuant to the Domestication, Haymaker will transfer by way of continuation out of its jurisdiction of incorporation from the Cayman Islands by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of Delaware General Corporation Law (“DGCL”), as amended, and the Companies Act.

The Domestication

Haymaker will, subject to obtaining the required shareholder approvals and at least one day prior to the date of the closing of the Business Combination, transfer by way of continuation out of its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company with the Registrar of Companies of the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Prior to the Domestication, Haymaker will provide its Public Shareholders the opportunity to redeem their SPAC Class A Ordinary Shares on the terms and conditions set forth in the SPAC Articles of Incorporation.

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of Haymaker’s shareholders:

1)	In connection with the Domestication, (i) each SPAC Founder Share will convert automatically, on a one-for-one basis, into a share of SPAC Class B Common Stock, (ii) immediately following the conversion described in (i), each SPAC Class A Ordinary Share will convert automatically, on a one- for-one basis, into a share of SPAC Class A Common Stock, and (iii) each SPAC Cayman Warrant will convert automatically, on a one-for-one basis, into a SPAC Delaware Warrant.

The Business Combination

Subject to and in accordance with the terms and conditions of the BCA, the Domestication, Initial Merger and Acquisition Merger will occur, which will result in, among other things, the following, in each case, prior to or concurrently with the Effective Time:

1)	The Existing Governing Documents of Haymaker will be amended and restated such that (i) the SPAC Delaware Charter shall be the certificate of incorporation of SPAC until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and the DGCL and (ii) the SPAC Delaware Bylaws shall be the bylaws of SPAC until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provision thereof and of the SPAC Delaware Charter and the DGCL;

2)	At the Initial Merger Effective Time:
a.	PubCo will file the Amended and Restated PubCo Certificate of Incorporation with the Secretary of State of Delaware, which shall be adopted as the certificate of incorporation of PubCo until thereafter amended as provided by the DGCL and such certificate of incorporation;
b.	The Amended and Restated PubCo Bylaws shall be adopted as the bylaws of PubCo until thereafter amended as provided by the DGCL, the Amended and Restated PubCo Charter and such bylaws;
c.	The certificate of incorporation and bylaws of Merger Sub I, as in effect immediately prior to the Initial Merger Effective Time shall, in materially the same form, become the certificate of incorporation and bylaws for the SPAC until thereafter amended in accordance with their terms and applicable provisions of the DGCL;
d.	Each issued and outstanding Merger Sub I Common Stock will be redeemed for par value;
e.	Each issued and outstanding SPAC Class A Common Stock will be canceled and converted into one share of PubCo Class A Common Stock;
f.	Each issued and outstanding SPAC Class B Common Stock will be canceled and converted into one share of PubCo Class B Common Stock;
g.	Each outstanding and unexercised SPAC Warrant will automatically be assumed and converted into a warrant to acquire one share of PubCo Class A Common Stock, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Warrant immediately prior to the Initial Merger Effective Time;
h.	Each issued and outstanding SPAC Unit will be detached into one share of PubCo Class A Common Stock and one-half of one Assumed SPAC Warrant;

3)	At the Acquisition Merger Effective Time:
a.	The certificate of formation and limited liability company agreement of Merger Sub II, as in effect immediately prior to the Acquisition Merger Effective Time, shall, in materially the same form, become the certificate of formation and limited liability company agreement of the Surviving Subsidiary Company until thereafter amended in accordance with their terms and the applicable provision of the DLLCA;
b.	Each issued and outstanding Company Common Unit will be cancelled and converted into the right to receive, in the aggregate, that number of fully paid and non-assessable shares of PubCo Class B Common Stock and/or PubCo Class A Common Stock equal to the Company Common Unit Exchange Ratio;

c.	Each issued and outstanding Company Preferred Unit will be cancelled and converted into the right to receive, in the aggregate, that number of fully paid and non-assessable shares of PubCo Class B Common Stock and/or PubCo Class A Common Stock equal to the Company Preferred Unit Exchange Ratio;
d.	Each issued and outstanding Senior Preferred Unit will be canceled and converted into the right to receive a cash payment in the amount equal to the Unreturned Senior Preferred Contribution calculated in accordance with the Company LLC Agreement;
e.	Each issued and outstanding Company Incentive Unit will be automatically cancelled and cease to exist in exchange for a right to receive a number of restricted PubCo Class A Common Stock equal to the Company Common Unit Exchange Ratio with each Rollover Equity Award subject to the same terms and conditions that applied prior to the Acquisition Merger Effective Time;
f.	Each Company Unit held in treasury will be cancelled without any conversion and no payment or distribution made;
g.	Each issued and outstanding PubCo Class B Common Stock shall be converted into and exchanged, on a one-for-one basis, into one share of PubCo Class A Common Stock;
h.	Each issued and outstanding Merger Sub II Unit will be converted into and exchanged for one validly issued, fully paid and non-assessable Unit of the Surviving Subsidiary Company (Suncrete); and
i.	Subject to receipt of necessary waivers, approvals, consents or authorizations and the satisfaction of certain contractual requirements, PubCo shall issue, or cause to be issued, 2,500,000 shares of PubCo Class B Common Stock to Dothan.

Other Agreements

PIPE Subscription Agreements

Haymaker has entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which, among other things, Haymaker has agreed to (i) issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of 17,378,676 shares of PubCo Class A Common Stock, par value $0.0001 per share, for a purchase price of $10.00 per share and/or (ii) pre-funded common stock purchase warrants, each to purchase one share of Class A Common Stock (the “Pre-Funded Warrants”) at a per share exercise price equal to $0.0001, at a purchase price per Pre-Funded Warrant equal to the Purchase Price less the Exercise Price.

The following table illustrates varying ownership levels of PubCo immediately following the Business Combination:

	No Redemptions			Maximum Redemptions
Equity Capitalization Summary	Shares	% Ownership	% Voting Power	Shares	% Ownership	% Voting Power
Rollover Holders	17,606,966	20.6%	5.9%	17,606,966	26.1%	6.3%
Dothan Independent GP, LP	5,300,000	6.2%	17.7%	5,300,000	7.9%	18.8%
Public Shareholders of SPAC	22,627,899	26.4%	7.6%	4,442,085	6.6%	1.6%
Dothan Concrete	18,422,425	21.5%	61.6%	18,422,425	27.3%	65.6%
PIPE Investors	17,378,676	20.3%	5.8%	17,378,676	25.8%	6.2%
Warrant Exchange	862,500	1.0%	0.3%	862,500	1.3%	0.3%
Haymaker Initial Shareholders	3,414,267	4.0%	1.1%	3,414,267	5.0%	1.2%
Total (1)	85,612,733	100.0%	100.0%	67,426,919	100.0%	100.0%

(1)	Includes 3,496,880 shares of PubCo Class A Common Stock issuable in respect of Rollover Equity Awards exchanged for Company Incentive Units, which, in some cases, remain subject to vesting.
(2)	Total shares as indicated in the table above does not include 11,898,800 shares underlying the Assumed SPAC Warrants and 300,000 restricted stock units to be granted to certain members of PubCo’s Board of Directors pursuant to the Business Combination Agreement.

The Proposed PubCo Certificate of Incorporation provides that shares of PubCo Class A Common Stock will be entitled to one vote per share and shares of PubCo Class B Common Stock will be entitled to 10 votes per share. As such, the percentage of outstanding shares attributable to each group of equity holders will not correspond to the percentage of voting power held by each group of equity holders. All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Selected Definitions” and in the determination of the Assuming Maximum Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on September 30, 2025. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement / prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, Haymaker will be treated as the “acquired” company for accounting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Suncrete with the Business Combination treated as the equivalent of Suncrete issuing stock for the net assets of Haymaker, accompanied by a recapitalization. The net assets of Haymaker will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Suncrete in future reports of PubCo.

Suncrete has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Suncrete members comprising a relative majority of the voting power of PubCo and having the ability to nominate six of the eight members of the PubCo Board;

•	Suncrete’s operations prior to the acquisition comprising the only ongoing operations of PubCo; and

•	Suncrete’s senior management comprising a majority of the senior management of PubCo.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Haymaker’s Public Shares:

•	Assuming No Redemptions Scenario: This presentation assumes that no Public Shareholders of Haymaker will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•	Assuming 25% Redemptions Scenario: This presentation assumes that 4,546,453 Public Shares are redeemed for aggregate redemption payments of $51.1 million, assuming a $11.25 per share redemption price.

•	Assuming 50% Redemptions Scenario: This presentation assumes that 9,092,907 Public Shares are redeemed for aggregate redemption payments of $102.3 million, assuming a $11.25 per share redemption price.

•	Assuming 75% Redemptions Scenario: This presentation assumes that 13,639,360 Public Shares are redeemed for aggregate redemption payments of $153.4 million, assuming a $11.25 per share redemption price

•	Assuming Maximum Redemptions Scenario: This presentation assumes that 18,185,814 Public Shares are redeemed for aggregate redemption payments of $204.6 million, assuming a $11.25 per share redemption price. The Business Combination Agreement contains a condition to the Closing that, after giving effect to the transactions contemplated hereby (including the PIPE Investment) the Available Closing SPAC Cash shall not be less than $150,000,000. This condition is expected to be satisfied based on the PIPE Investment and the Non-Redemption Agreements. The “Maximum Redemptions” scenario reflects the maximum number of Public Shares that may be redeemed while satisfying this condition and assumes 4,442,085 Public Shares subject to the Non-Redemption Agreements will not be redeemable.

The transaction accounting adjustments are based on information currently available, and assumptions and estimates underlying the transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2025 is based on the unaudited historical financial statements of Haymaker, Suncrete and the Schwarz Entities:

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2025

			No Redemptions			Maximum Redemptions
(In $000's)	Suncrete Pro Forma Combined (See Note n)	Haymaker As Reclassified (See Note o)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$5,833	$7	$254,644	(a)	$331,489	$(204,590	) (f)	$153,489
			(10,530	) (b)		26,590	(l)
		-	(19,700	) (c)
			167,120	(d)
			(26,590	) (e)
			(3,420	) (m)
			(25,875	) (j)
			(10,000	) (k)
Accounts receivable, net	42,484	—	—		42,484	—		42,484
Inventory	8,847	—	—		8,847	—		8,847
Other current assets	1,497	60	—		1,557	—		1,557
Total current assets	58,661	67	325,649		384,377	(178,000)		206,377

Property, plant and equipment:
Property, plant & equipment, at cost	167,531	—	—		167,531	—		167,531
Less: accumulated depreciation	(11,638)	—	—		(11,638)	—		(11,638)
Property, plant and equipment, net	155,893	—	—		155,893	—		155,893
Goodwill	79,505	—	—		79,505	—		79,505
Customer relationships, net	73,413	—	—		73,413	—		73,413
Trade name	24,800	—	—		24,800	—		24,800
Cash and securities held in Trust Account	—	254,644	(254,644	) (a)	—	—		—
Other noncurrent assets	2,005	—	—		2,005	—		2,005
Total assets	$394,277	$254,711	$71,005		$719,993	$(178,000)		$541,993

LIABILITIES, REDEEMABLE MEZZANINE EQUITY, AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,784	$—	$—		$20,784	$—		$20,784
Accrued liabilities	9,863	1,492	—		11,355	—		11,355
WCL Promissory Note - related party	—	755	(755	) (b)	—	—		—
Deferred payment liability	22,226	—	—		22,226	—		22,226
Current portion of lease liabilities	332	—	—		332	—		332
Extension promissory note	—	1,125	(1,125	) (b)	—	—		—
Long-term debt, current portion	6,500	—	—		6,500	—		6,500
Total current liabilities	59,705	3,372	(1,880)		61,197	—		61,197
Deferred underwriting fee payable	—	8,650	(8,650	) (b)	—	—		—
Asset retirement obligation	50	—	—		50			50
Long-term lease liability	1,486	—	—		1,486	—		1,486
Long-term debt, net	190,682	—	—		190,682	—		190,682
Total liabilities	251,923	12,022	(10,530)		253,415	—		253,415

Commitments and Contingencies

Redeemable mezzanine equity
Class A Ordinary Shares subject to possible redemption	—	254,644	(254,644	) (f)	—	—		—
Senior Preferred Units	26,590	—	(26,590	) (e)	—	—		—
Preferred Units	127,487	—	(127,487	) (g)	—	—		—
Series A Preferred Stock	—	—	—		—	26,590	(l)	26,590

Shareholders' equity
PubCo Class A Common Stock	—	—	2	(f)	7	(2	) (f)	5
			2	(d)
			2	(g)
			1	(h)
PubCo Class B Common Stock	—	—	—		—	—		—
Class B Ordinary Shares	—	1	(1	) (h)	—	—		—
Members' Equity (Deficit)	(11,723)	—	(10,000	) (k)	(21,723)	—		(21,723)

Additional paid-in capital	—	—	254,642	(f)	488,294	(204,588	) (f)	283,706
			(19,700	) (c)
			167,118	(d)
			127,485	(g)
			(11,956	) (i)
			(3,420	) (m)
			(25,875	) (j)
Accumulated deficit	—	(11,956)	11,956	(i)	—	—		—
Total shareholders' equity	(11,723)	(11,955)	490,256		466,578	(204,590)		261,988

Total liabilities, redeemable mezzanine equity, and shareholders' equity	$394,277	$254,711	$71,005		$719,993	$(178,000)		$541,993

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Adjustment necessary to reflect the transfer of marketable securities held in the Trust Account to cash.

(b)	Adjustment necessary to reflect the settlement of the deferred underwriting fee, the WCL promissory note and the extension promissory note by cash upon the Closing of the Business Combination.

(c)	Adjustment necessary to reflect the preliminary estimated transaction costs expected to be incurred by Suncrete of approximately $19.7 million. The estimated costs of Suncrete are accounted for as a reduction in the combined cash account with a corresponding reduction in additional paid-in capital consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the combined company income statement beyond 12 months after the transaction. The preliminary estimated transaction costs for Haymaker are approximately $6.7 million and are excluded from the unaudited pro forma condensed combined balance sheet.

(d)	Adjustment necessary to reflect the receipt of $167.1 million in proceeds from the PIPE Investment. Pursuant to the PIPE Subscription Agreements, Haymaker has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of 17,378,676 shares of PubCo Class A Common Stock and/or Pre-Funded Warrants, to the PIPE investors.

(e)	Adjustment to reflect the redemption of the Senior Preferred Units for cash. Pursuant to the Exchange Agreement, to the extent that funds available for release from the Trust Account to the SPAC, after giving effect to redemptions, together with proceeds from the PIPE Investment, equal or exceed $250,000,000, the Senior Preferred Units will be redeemed at Closing for cash equal to their redemption value.

(f)	Adjustment necessary to reflect the redemption of shares for cash by the Public Shareholders of Haymaker upon the consummation of the Business Combination. Under the “No Redemptions” scenario, it assumes that no Public Shareholders of Haymaker will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Under the “Maximum Redemptions” scenario, it assumes that the maximum number of Public Shares are redeemed for aggregate redemption payments of $204.6 million. The Business Combination Agreement contains a condition to the Closing that, after giving effect to the transactions contemplated hereby (including the PIPE Investment) the Available Closing SPAC Cash shall not be less than $150,000,000. This condition is expected to be satisfied based on the PIPE Investment and the Non-Redemption Agreements. The “Maximum Redemptions” scenario reflects the maximum number of Public Shares that may be redeemed while satisfying this condition and excludes Public Shares subject to the Non-Redemption Agreements.

(g)	Adjustment necessary to reflect the conversion of Company Preferred Units into shares of PubCo Class A Common Stock.

(h)	Adjustment necessary to reflect the conversion of SPAC Class B Ordinary Shares into shares of PubCo Class A Common Stock.

(i)	Adjustment necessary to reflect the elimination of Haymaker historical accumulated deficit.

(j)	Adjustment necessary to reflect the redemption of 11.5 million warrants at a price per warrant of (i) $2.25 in cash and (ii) 0.075 shares of PubCo Class A Common Stock.

(k)	Adjustment necessary to present the $10.0 million payment to Dothan Management for diligence and integration fees for the services provided by Dothan Management and its personnel to Suncrete in relation to the Business Combination.

(l)	Adjustment to reflect the exchange of the Senior Preferred Units for Series A Preferred Stock of PubCo. Pursuant to the Exchange Agreement, to the extent that funds available for release from the Trust Account to the SPAC, after giving effect to redemptions, together with proceeds from the PIPE Investment, are less than $250,000,000, the Senior Preferred Units will be exchanged at Closing for shares of Series A Preferred Stock, which such shares of Series A Preferred Stock will be convertible into shares of PubCo Class A Common Stock pursuant to the terms of the Certificate of Designation.

(m)	Adjustment necessary to reflect aggregate payments made by Suncrete in connection with the Non-Redemption Agreements.

(n)	October 17, 2025, Eagle Redi-Mix Concrete, LLC, a subsidiary of the Company (“Eagle”), entered into an equity and asset purchase and contribution agreement (the “Equity and Asset Purchase and Contribution Agreement”) with SRM, Inc., an Oklahoma corporation (“Schwarz Ready Mix”), SRM Leasing, LLC, an Oklahoma limited liability company (“Schwarz Leasing”), Schwarz Sand, LLC an Oklahoma limited liability company (“Schwarz Sand,” and together with Schwarz Ready Mix and Schwarz Leasing, the “Schwarz Entities”), the equity holders of Schwarz Ready Mix and Schwarz Leasing (collectively, the “Owners”), the equity holders of Schwarz Sand (collectively, the “Schwarz Sand Sellers”), certain other transaction beneficiaries, and Schwarz Ready Mix, in its capacity as a representative of the selling parties.

Pursuant to the Equity and Asset Purchase and Contribution Agreement, Eagle acquired substantially all of the assets of Schwarz Ready Mix and Schwarz Leasing and all of the issued and outstanding equity interests of Schwarz Sand (collectively, the “Thunder Acquisition”). The aggregate purchase price included $95.6 million in cash consideration ($72.9 million paid at closing and $22.7 million deferred until March 31, 2026) and 20,000,000 Company Preferred Units issued to the sellers as rollover equity. The fair value of the Company Preferred Units, and therefore the total purchase price, has not yet been determined and will be measured as of the acquisition date in accordance with ASC 805. Accordingly, any references to total consideration are preliminary and subject to change pending completion of the purchase-price allocation.

The Thunder Acquisition has been assumed to be accounted for as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The assets acquired and liabilities assumed would be recorded at their respective fair values as of September 30, 2025. Any transaction costs were assumed to be expensed as incurred in accordance with ASC 805. The unaudited pro forma condensed combined financial statements of Suncrete presented herein have been prepared to reflect the transaction accounting adjustments to Schwarz Entities’ historical condensed consolidated financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, assumes the acquisition of Schwarz occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024, assume the acquisition of Schwarz occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of Suncrete would have been had the Thunder Acquisition occurred on the dates noted above, nor are they necessarily indicative of future results of operations or financial position. Future results may vary significantly from the results reflected because of various factors. In Suncrete’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, has been prepared using, and should be read in conjunction with, the following:

o	Schwarz’s unaudited condensed balance sheet as of September 30, 2025 and the related notes, included in the Proxy Statement/Prospectus; and

o	Suncrete’s unaudited condensed consolidated balance sheet as of September 30, 2025 and the related notes, included in the Proxy Statement/Prospectus.

The following table provides the unaudited pro forma condensed combined balance sheet for Suncrete pursuant to the assumptions mentioned above and included in the “Suncrete Pro Forma Combined” column:

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
OF SUNCRETE AS OF SEPTEMBER 30, 2025

	Historical	Historical
(In $000's)	Suncrete As of September 30, 2025	Schwarz As of September 30, 2025	Schwarz Acquisition Transaction Accounting Adjustments		Suncrete Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$4,454	$1,379	$72,906	(1)	$5,833
			(72,906)	(1)
Accounts receivable, net	24,526	17,958	—		42,484
Inventory	5,470	3,377	—		8,847
Prepaid expenses	—	29	(29)	(2)	—
Other current assets	1,468	—	29	(2)	1,497
Total current assets	35,918	22,743	—		58,661

Property, plant and equipment:
Property, plant & equipment, at cost	85,280	—	82,251	(3)	167,531
Less: accumulated depreciation	(11,638)	—	—		(11,638)
Property, plant and equipment, net	73,642	—	82,251		155,893
Property and equipment, net	—	25,296	(25,296)	(3)	—
Goodwill	79,505	5,453	(5,453)	(4)	79,505
Customer relationships, net	56,813	—	16,600	(5)	73,413
Trade name	16,800	—	8,000	(6)	24,800
Right-of-use assets	—	1,305	(1,305)	(7)	—
Other noncurrent assets	1,985	20	—		2,005
Total assets	$264,663	$54,817	$74,797		$394,277
LIABILITIES, REEDEMABLE MEZZANINE EQUITY, AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,643	$13,141	$—		$20,784
Accrued liabilities	4,572	1,291	4,000	(8)	9,863
Deferred payment liability	—	—	22,226	(10)	22,226
Current portion of lease liabilities	332	136	(136)	(7)	332
Long-term debt, current portion	6,500	—	—		6,500
Total current liabilities	19,047	14,568	26,090		59,705
Asset retirement obligation	—	50	—		50
Notes payable to shareholders and members	—	2,147	(2,147)	(9)	—
Long-term lease liability	1,486	1,169	(1,169)	(7)	1,486
Long-term debt, net	117,776	—	72,906	(1)	190,682
Total liabilities	138,309	17,934	95,680		251,923
Commitments and Contingencies

Redeemable mezzanine equity
Senior Preferred Units	26,590	—	—		26,590
Preferred Units	107,487	—	20,000	(11)	127,487

Shareholders' equity
Common Stock	—	1	(1)	(12)	—
Noncontrolling interest	—	13,437	(13,437)	(13)	—
Retained earnings	—	23,445	(23,445)	(12)	—
Members' equity (deficit)	(7,723)	—	(4,000)	(8)	(11,723)

Total shareholders' equity	(7,723)	36,883	(40,883)		(11,723)
Total liabilities, redeemable mezzanine equity, and shareholders' equity	$264,663	$54,817	$74,797		$394,277

(1)	Adjustment necessary to reflect the purchase consideration, which included $72.9 million of cash payable at the closing of the transaction. The cash consideration was funded by the Revolving Credit Facility of Suncrete.

(2)	Adjustment necessary to reclassify prepaid expenses on the balance sheet of the Schwarz Entities to other current assets, in conformity with the presentation of Suncrete.

(3)	Adjustment necessary to remove the historical net book value of property and equipment and to reflect the estimated fair value of property, plant and equipment acquired as of September 30, 2025. For purposes of these pro forma financial statements, the fair value of property, plant and equipment is preliminary and subject to change, which could be material.

(4)	Adjustment necessary to remove the historical goodwill balance of the Schwarz Entities.

(5)	Adjustment necessary to recognize the estimated fair value of customer relationships acquired in the Thunder Acquisition. Customer relationship value is preliminary and subject to change, which could be material.

(6)	Adjustment necessary to recognize the estimated fair value of trade name acquired in the Thunder Acquisition. Trade name value is preliminary and subject to change, which could be material.

(7)	Adjustment necessary to remove the liabilities and associated right-of-use assets not being acquired in the Thunder Acquisition. Pursuant to the Equity and Asset Purchase and Contribution Agreement, the assets of SRM Leasing and Schwarz Ready Mix. are being acquired along with the assumption of certain liabilities.

(8)	Adjustment necessary to reflect estimated direct costs for the acquisition expected to be incurred subsequent to September 30, 2025. These estimated direct costs will be incurred during the latter part of 2025 and early 2026 and have been retrospectively reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as though incurred and payable at September 30, 2025.

(9)	Adjustment necessary to remove the historical book balance of note payable to shareholders and members. As part of the acquisition, Suncrete is not assuming any debt balances of any of the Schwarz Entities.

(10)	Adjustment necessary to reflect the purchase consideration, which will include a deferred cash payment of $22.7 million payable six months after the closing of the acquisition. The amount shown represents the present value of this deferred payment.

(11)	Adjustment necessary to reflect the purchase consideration, which will include 20,000,000 Company Preferred Units.

(12)	Adjustment necessary to remove the historical equity balances of the Schwarz Entities.

(13)	Adjustment necessary to remove the historical noncontrolling interest of the Schwarz Entities. As part of the acquisition, Suncrete is purchasing all noncontrolling interests. The fair value of noncontrolling interests is therefore incorporated into its estimated fair value of assets acquired.

(o)	The following reclassifications were made to conform the historical financial statements of Haymaker to the presentation of Suncrete, and such amounts are reflected in the “Haymaker As Reclassified” column:

AS RECLASSIFIED BALANCE SHEET OF HAYMAKER

AS OF SEPTEMBER 30, 2025

		Historical
Suncrete caption	Haymaker Acquisition Corp. 4 caption	Haymaker As Reported	Reclassification Adjustments	Haymaker As Reclassified
ASSETS	ASSETS
Current assets:	Current assets:
Cash and cash equivalents	Cash	$7	$—	$7
	Prepaid expenses	60	(60)	—
Accounts receivable, net		—	—	—
Inventory		—	—	—
Other current assets		—	60	60
Total current assets	Total current assets	67	—	67

Property, plant and equipment:
Property, plant & equipment, at cost		—	—	—
Less: accumulated depreciation		—	—	—
Property, plant and equipment, net		—	—	—
	Prepaid insurance - non-current	—	—	—
Goodwill		—	—	—
Customer relationships, net		—	—	—
Trade name		—	—	—
Cash held in Trust Account	Cash held in Trust Account	254,644	—	254,644
Other noncurrent assets		—	—	—
Total assets	Total assets	$254,711	$—	$254,711

LIABILITIES, REEDEMABLE MEZZANINE EQUITY, AND SHAREHOLDERS' EQUITY	LIABILITIES, CLASS A ORDINARY SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:	Current liabilities:
	Accrued expenses	$1,492	$(1,492)	$—
	Accrued offering costs	—	—	—
Accounts payable		—	—	—
Accrued liabilities		—	1,492	1,492
WCL Promissory Note - related party	WCL Promissory Note - related party	755	—	755
Extension promissory note	Extension promissory note	1,125	—	1,125
Long-term debt, current portion		—	—	—
Total current liabilities	Total current liabilities	3,372	—	3,372

Long-term liabilities	Long-term liabilities
Deferred underwriting fee payable	Deferred underwriting fee payable	8,650	—	8,650
Long-term lease liability		—	—	—
Long-term debt, net		—	—	—
Total liabilities	Total liabilities	12,022	—	12,022

Commitments and Contingencies (Note 14)	Commitments and Contingencies

Redeemable mezzanine equity
Class A Ordinary Shares subject to possible redemption	Class A Ordinary Shares subject to possible redemption	254,644	—	254,644
Senior Preferred Units			—	—
Preferred Units			—	—

Shareholders' Equity (Deficit)	Shareholders' Equity (Deficit)
Preference shares	Preference shares	—	—	—
Class A Ordinary Shares	Class A Ordinary Shares	—	—	—
Class B Ordinary shares	Class B Ordinary shares	1	—	1
Common units (deficit)		—	—	—

Additional paid-in capital	Additional paid-in capital	—	—	—
Accumulated deficit	Accumulated deficit	(11,956)	—	(11,956)
Total shareholders’ equity	Total shareholders’ deficit	(11,955)	—	(11,955)
		—	—	—
Total liabilities, redeemable mezzanine equity, and shareholders' equity	Total liabilities, Class A Ordinary Shares subject to possible redemption , and shareholders' equity	$254,711	$—	$254,711

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 is based on the unaudited historical financial statements of Haymaker, Suncrete and Schwarz:

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

			No Redemptions			Maximum Redemptions
(In $000's)	Suncrete Pro Forma Combined (See Note b)	Haymaker As Reclassified (See Note c)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$203,978	$—	$—		$203,978	$—	$203,978

Cost of goods sold:	137,894	—	—		137,894	—	137,894

Gross profit	66,084	—	—		66,084	—	66,084

Operating expenses:
Selling, general, and administrative expenses	44,294	1,670	—		45,964	—	45,964
Acquisition-related costs	1,967	—	—		1,967		1,967
(Gain) loss on disposal of assets, net	(504)	—	—		(504)	—	(504)
Total operating expenses	45,757	1,670	—		47,427	—	47,427

Operating income	20,327	(1,670)	—		18,657	—	18,657

Non-operating expenses (income):
Interest earned on cash held in Trust Account	—	(7,896)	7,896	(a)	—	—	—
Other expense	330	—	—		330	—	330
Interest expense, net	13,515	—	—		13,515	—	13,515
Total non-operating expense (income)	13,845	(7,896)	7,896		13,845	—	13,845

Net income (loss)	$6,482	$6,226	$(7,896)		$4,812	$—	$4,812

Weighted average number of common shares outstanding, basic and diluted	95,700,000				85,612,773		67,426,919
Net income (loss) per common share, basic and diluted	$(0.05)				$0.06		$0.07

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Adjustment necessary to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(b)	On October 17, 2025 Suncrete entered into the Equity and Asset Purchase and Contribution Agreement with Schwarz Ready Mix, Schwarz Leasing, Schwarz Sand, the Owners, the Schwarz Sand Sellers, certain other transaction beneficiaries, and Schwarz Ready Mix, in its capacity as a representative of the selling parties.

Pursuant to the Equity and Asset Purchase and Contribution Agreement, Eagle acquired substantially all of the assets of Schwarz Ready Mix and Schwarz Leasing and all of the issued and outstanding equity interests of Schwarz Sand for an aggregate purchase price of $115.6 million, consisting of (i) $72.9 million paid in cash at closing, minus the estimated closing indebtedness, the estimated transaction expenses, the adjustment escrow amount and the indemnity escrow amount as further described in the Equity and Asset Purchase and Contribution Agreement, (ii) $22.7 million to be paid in cash on March 31, 2026 and (iii) 20,000,000 shares of Preferred Units of the Company issued to the Schwarz Sand Sellers in exchange for the contributed units of Schwarz Sand, with such amount being subject to certain customary post-Closing purchase price adjustments as further described in the Equity and Asset Purchase and Contribution Agreement.

The acquisition of Schwarz has been assumed to be accounted for as a business combination in accordance with ASC 805. The assets acquired and liabilities assumed would be recorded at their respective fair values as of September 30, 2025. Any transaction costs were assumed to be expensed as incurred in accordance with ASC 805. The unaudited pro forma condensed combined financial statements of Suncrete presented herein have been prepared to reflect the transaction accounting adjustments to Schwarz’s historical condensed consolidated financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, assumes the acquisition of Schwarz occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024, assume the acquisition of Schwarz occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of Suncrete would have been had the acquisition of Schwarz occurred on the dates noted above, nor are they necessarily indicative of future results of operations or financial position. Future results may vary significantly from the results reflected because of various factors. In Suncrete’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, has been prepared using, and should be read in conjunction with, the following:

o	Schwarz’s unaudited statement of operations for the nine months ended September 30, 2025, and the related notes, included in the Proxy Statement/Prospectus; and

o	Suncrete’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2025, and the related notes, included in the Proxy Statement/Prospectus.

The following table provides the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 for Suncrete pursuant to the assumptions mentioned above and included in the “Suncrete Pro Forma Combined” column:

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
OF SUNCRETE FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

	Historical	Historical
(In $000's)	Suncrete For the Nine Months Ended September 30, 2025	Schwarz For the Nine Months Ended September 30, 2025	Schwarz Acquisition Transaction Accounting Adjustments		Suncrete Pro Forma Combined

Revenues	$130,777	$73,201	$—		$203,978

Cost of goods sold	84,883	63,249	(12,193)	(1)	137,894
			710	(2)
			1,245	(3)
Gross Profit	45,894	9,952	10,238		66,084

Operating expenses:
Selling, general, and administrative expenses	30,001	2,618	12,193	(1)	44,294
			(518)	(2)
Acquisition-related costs	1,967	—	—		1,967
Loss (gain) on disposal of assets, net	276	—	(780)	(4)	(504)
Total operating expenses	32,244	2,618	10,895		45,757

Operating income (loss)	13,650	7,334	(657)		20,327

Non-operating expenses (income):
Other expense (income)	481	(151)	—		330
Gain on sale of assets	—	(780)	780	(4)	—
Interest expense	7,873	281	5,361	(5)	13,515
Total non-operating expense (income)	8,354	(650)	6,141		13,845

Net income (loss) before income taxes	5,296	7,984	(6,798)		6,482

Income tax expense	—	550	(550)	(6)	—

Net income (loss) - consolidated	5,296	7,434	(6,248)		6,482

Net income (loss) attributable to noncontrolling interest	—	2,649	(2,649)	(7)	—

Net income (loss) attributable to controlling interest	$5,296	$4,785	$(3,599)		$6,482

Weighted average number of common shares outstanding, basic and diluted	95,700,000			(8)	95,700,000
Net loss per common share, basic and diluted	$(0.04)			(8)	$(0.05)

(1)	Adjustment necessary to reclassify certain costs within cost of goods sold to selling, general, and administrative, to conform with the presentation of Suncrete.

(2)	Adjustment necessary to reflect the estimated incremental depreciation expense related to the fixed assets acquired for the nine months ended September 30, 2025. Depreciation is calculated assuming a straight-line method of depreciation based on the estimated fair value and useful lives of each fixed asset as of September 30, 2025.

(3)	Adjustment necessary to reflect incremental amortization expense related to estimated customer relationships acquired in the Thunder Acquisition. Amortization is calculated assuming a straight-line method of amortization based on the estimated fair value and useful life of customer relationships as of the closing of the Thunder Acquisition. The customer relationships were estimated to have a weighted average useful life of approximately 10 years. Customer relationship value is preliminary and subject to change, which could be material.

(4)	Adjustment necessary to reclassify gain on the sale of assets to conform to the presentation of Suncrete.

(5)	Adjustment necessary to eliminate historical interest expense incurred by the Schwarz Entities and reflect the estimated interest expense in the period presented with respect to the incremental borrowings to finance the Thunder Acquisition. The interest rate utilized as of September 30, 2025 was 7.7% per annum. A one-eighth point change in interest rates as of September 30, 2025 would change interest expense by $0.1 million for the nine months ended September 30, 2025.

(6)	Adjustment necessary to remove income tax expense on the Schwarz Entities as Suncrete is not a tax paying entity.

(7)	Adjustment necessary to remove the historical noncontrolling interest of the Schwarz Entities. As part of the Thunder Acquisition, Suncrete purchased all noncontrolling interests.

(8)	The following table reconciles historical and pro forma basic and diluted loss per share for the period indicated (in thousands, except share and per share amounts):

	For the Nine Months Ended September 30, 2025
	Historical	Pro Forma
Net income	$5,296	$6,482
Less: Deemed Dividends on Preferred Stock	(7,655)	(9,795)
Less: Dividends declared and paid on Senior Preferred Stock	(1,750)	(1,750)
Net Loss Attributable to Common Shareholders	(4,109)	(5,063)

Common shares:
Common Shares outstanding — basic	95,700,000	95,700,000
Dilutive effect of potential Common Shares	—	—
Common Shares outstanding — diluted	95,700,000	95,700,000

Net loss per share:
Basic	$(0.04)	$(0.05)
Diluted	$(0.04)	$(0.05)

(c)      The following reclassifications were made to conform the historical financial statements of Haymaker to the presentation of Suncrete, and such amounts are reflected in the “Haymaker As Reclassified” column:

AS RECLASSIFIED STATEMENT OF OPERATIONS OF HAYMAKER

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

		Historical
Suncrete caption	Haymaker Acquisition Corp. 4 caption	Haymaker As Reported	Reclassification Adjustments	Haymaker As Reclassified
Revenues		$—	$—	$—

Cost of goods sold		—	—	—

Gross Profit		—	—	—

Operating expenses:
	General and administrative expenses	1,490	(1,490)	—
	General and administrative expenses - related party	180	(180)	—
Selling, general, and administrative expenses		—	1,490	1,670
			180
(Gain) loss on disposal of assets, net		—	—	—
Total operating expenses		1,670	—	1,670

Operating income	Loss from operations	(1,670)	—	(1,670)

Non-operating expenses / (income):	Other income:
Interest earned on cash held in Trust Account	Interest earned on cash held in Trust Account	7,896	—	7,896
Other expense			—	—
Interest expense, net			—	—
Total non-operating expense / (income)	Total other income	7,896	—	7,896

Net income	Net income	$6,226	$—	$6,226

Weighted average shares outstanding of Class A Ordinary Shares subject to possible redemption, basic and diluted		22,907,316	-	22,907,316
Basic and diluted net income per share, Class A Ordinary Shares subject to possible redemption		$0.21		$0.21

Weighted average shares outstanding of non-redeemable Class A and Class B Ordinary Shares, basic and diluted		6,547,600	-	6,547,600
Basic and diluted net income per share, non-redeemable Class A and Class B Ordinary Shares		$0.21		$0.21

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 is based on the audited historical financial statements of Haymaker, Suncrete, Schwarz, and the combined financials of Eagle and Ram:

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024

			No Redemptions			Maximum Redemptions
(In $000's)	Suncrete Pro Forma Combined (See Note c)	Haymaker As Reclassified (See Note d)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$277,926	$—	$—		$277,926	$—	$277,926

Cost of goods sold:	189,633	—	—		189,633	—	189,633

Gross profit	88,293	—	—		88,293	—	88,293

Operating expenses:
Selling, general, and administrative expenses	58,027	940	10,000	(b)	68,967	—	68,967
Other operating expenses	7,422	—	—		7,422	—	7,422
(Gain) loss on disposal of assets, net	(146)	—	—		(146)	—	(146)
Total operating expenses	65,303	940	10,000		76,243	—	76,243

Operating income	22,990	(940)	(10,000)		12,050	—	12,050

Other expense (income):
Interest earned on cash held in Trust Account	—	(12,264)	12,264	(a)	—	—	—
Other expense	450	—	—		450	—	450
Interest expense, net	20,579	—	—		20,579	—	20,579
Total other expense	21,029	(12,264)	12,264		21,029	—	21,029

Net income (loss)	$1,961	$11,324	$(22,264)		$(8,979)	$—	$(8,979)

Weighted average number of common shares outstanding, basic and diluted	95,700,000				85,612,733		67,426,919
Net loss per common share, basic and diluted	$(0.43)				$(0.10)		$(0.13)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Adjustment necessary to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(b)	Adjustment necessary to present the $10.0 million payment to Dothan Management for diligence and integration fees for the services provided by Dothan Management and its personnel to Suncrete in relation to the Business Combination.

(c)	On October 17, 2025 Suncrete entered into the Equity and Asset Purchase and Contribution Agreement with Schwarz Ready Mix, Schwarz Leasing, Schwarz Sand, the Owners, the Schwarz Sand Sellers, certain other transaction beneficiaries, and Schwarz Ready Mix, in its capacity as a representative of the selling parties.

Pursuant to the Equity and Asset Purchase and Contribution Agreement, Eagle acquired substantially all of the assets of Schwarz Ready Mix and Schwarz Leasing and all of the issued and outstanding equity interests of Schwarz Sand for an aggregate purchase price of $115.6 million, consisting of (i) $72.9 million paid in cash at closing, minus the estimated closing indebtedness, the estimated transaction expenses, the adjustment escrow amount and the indemnity escrow amount as further described in the Equity and Asset Purchase and Contribution Agreement, (ii) $22.7 million to be paid in cash on March 31, 2026 and (iii) 20,000,000 shares of Preferred Units of the Company issued to the Schwarz Sand Sellers in exchange for the contributed units of Schwarz Sand, with such amount being subject to certain customary post-Closing purchase price adjustments as further described in the Equity and Asset Purchase and Contribution Agreement.

The Thunder Acquisition has been assumed to be accounted for as a business combination in accordance with ASC 805. The assets acquired and liabilities assumed would be recorded at their respective fair values as of September 30, 2025. Any transaction costs were assumed to be expensed as incurred in accordance with ASC 805. The unaudited pro forma condensed combined financial statements of Suncrete presented herein have been prepared to reflect the transaction accounting adjustments to the Schwarz Entities’ historical condensed consolidated financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, assumes the Thunder Acquisition occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024, assume the Thunder Acquisition occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of Suncrete would have been had the Thunder Acquisition occurred on the dates noted above, nor are they necessarily indicative of future results of operations or financial position. Future results may vary significantly from the results reflected because of various factors. In Suncrete’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, has been prepared using, and should be read in conjunction with, the following:

o	Schwarz’s audited statement of operations for the year ended December 31, 2024, and the related notes, included in the Proxy Statement/Prospectus;

o	Suncrete’s audited consolidated statement of operations for the period from inception (May 22, 2024) through December 31, 2024, and the related notes, included in the Proxy Statement/Prospectus; and

o	Combined Eagle and Ram audited statement of operations for the period January 1, 2024 through July 31, 2024, and the related notes, included in the Proxy Statement/Prospectus.

Additionally, on July 29, 2024, Suncrete acquired 100% of the membership interests in Eagle and Ram (the “Concrete Acquisition”). The historical financial statements shown below represent those of the successor, Suncrete, and the predecessor, the combined financials of Eagle and Ram. The Concrete Acquisition Transaction Accounting Adjustments column includes incremental depreciation of property and equipment and amortization of acquired intangibles based upon fair value at July 29, 2024, shown under the assumption the Concrete Acquisition occurred on January 1, 2024.

The following table provides the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 for Suncrete pursuant to the assumptions mentioned above and included in the “Suncrete Pro Forma Combined” column:

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
OF SUNCRETE FOR THE YEAR ENDED DECEMBER 31, 2024

	Historical	Historical	Historical
(In $000's)	Suncrete As Reported for the period from Inception (May 22, 2024) through December 31, 2024	Combined Eagle Redi-Mix Concrete, LLC and Ram Transportation, LLC for the period January 1, 2024 through July 31, 2024	Schwarz For the Year Ended December 31, 2024	Concrete Acquisition Transaction Accounting Adjustments		Schwarz Acquisition Transaction Accounting Adjustments		Suncrete Pro Forma Combined

Revenues	$79,650	$103,661	$94,615	$—		$—		$277,926

Cost of goods sold	49,419	65,065	83,426	864	(1)	(16,669)	(4)	189,633
				3,751	(2)	2,117	(5)
						1,660	(6)
Gross Profit	30,231	38,596	11,189	(4,615)		12,892		88,293

Operating expenses:
Selling, general, and administrative expenses	16,346	16,883	5,012	449	(1)	16,669	(4)	58,027
						(1,332)	(5)
						4,000	(7)
Other operating expenses	7,422	—	—	—		—		7,422
Gain on disposal of assets, net	(108)	40	—	—		(78)	(8)	(146)
Total operating expenses	23,660	16,923	5,012	449		19,259		65,303

Operating income (loss)	6,571	21,673	6,177	(5,064)		(6,367)		22,990

Other expense (income):
Other expense (income)	319	285	(154)	—		—		450
Gain on sale of assets	—	—	(78)	—		78	(8)	—
Interest expense	5,173	924	961	7,360	(3)	5,687	(9)	20,579
						474	(10)
Total other expense	5,492	1,209	729	7,360		6,239		21,029

Net income (loss) before income taxes	1,079	20,464	5,448	(12,424)		(12,606)		1,961

Income tax expense	—	—	581	—		(581)	(11)	—

Net income (loss) - consolidated	1,079	20,464	4,867	(12,424)		(12,025)		1,961

Net income (loss) attributable to noncontrolling interest	—	—	1,055	—		(1,055)	(12)	—

Net income (loss) attributable to controlling interest	$1,079	$20,464	$3,812	$(12,424)		$(10,970)		$1,961

Weighted average number of common shares outstanding, basic and diluted	66,517,937						(13)	95,700,000
Net loss per common share, basic and diluted	$(0.49)						(13)	$(0.43)

(1)	Adjustment necessary to reflect the estimated incremental depreciation expense related to the fixed assets acquired for the period from January 1, 2024 to July 29, 2024. Depreciation is calculated assuming a straight-line method of depreciation based on the estimated fair value and useful lives of each fixed asset as of the closing of the Concrete Acquisition.

(2)	Adjustment necessary to reflect estimated incremental amortization expense related to the intangible assets acquired for the period from January 1, 2024 to July 29, 2024. Amortization is calculated assuming a straight-line method of amortization based on the estimated fair value and useful lives of each intangible asset as of the closing of the Concrete Acquisition. The intangible assets acquired by Concrete include customer relationships which were determined to have weighted average useful lives of approximately 10 years.

(3)	Adjustment necessary to reflect incremental interest expense associated with borrowings, in the form of term loans and revolver loans, for the period from January 1, 2024 to July 29, 2024. Additionally, the adjustment includes the amortization of the debt discount associated with the term loan and the amortization of deferred assets recognized under revolver loans. Amortization of the debt discount was calculated using the effective interest method and was recognized as interest expense for the period. Amortization of deferred assets was calculated assuming a straight-line method of amortization and was recognized as interest expense for the period.

(4)	Adjustment necessary to reclassify certain costs within cost of goods sold to selling, general, and administrative, to conform with the presentation of Suncrete.

(5)	Adjustment necessary to reflect the estimated incremental depreciation expense related to the fixed assets acquired for the year ended December 31, 2024. Depreciation is calculated assuming a straight-line method of depreciation based on the estimated fair value and useful lives of each fixed asset as of September 30, 2025.

(6)	Adjustment necessary to reflect incremental amortization expense related to estimated customer relationships acquired in the Thunder Acquisition. Amortization is calculated assuming a straight-line method of amortization based on the estimated fair value and useful life of customer relationships as of the closing of the Thunder Acquisition. The customer relationships were estimated to have a weighted average useful life of approximately 10 years. Customer relationship value is preliminary and subject to change, which could be material.

(7)	Adjustment necessary to reflect estimated direct costs expected to be incurred subsequent to September 30, 2025 for the Thunder Acquisition. These estimated direct costs will be incurred during the latter part of 2025 and early 2026 and have been retrospectively reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations as though incurred for the year ended December 31, 2024.

(8)	Adjustment necessary to reclassify gain on the sale of assets to conform to the presentation of Suncrete.

(9)	Adjustment necessary to eliminate historical interest expense incurred by the Schwarz Entities and to reflect the estimated interest expense in the period presented with respect to the incremental borrowings to finance the Thunder Acquisition. The interest rate utilized as of September 30, 2025 was 7.7% per annum. A one-eighth point change in interest rates as of September 30, 2025 would change interest expense by $0.1 million for the year ended December 31, 2024.

(10)	Adjustment necessary to reflect interest expense on the deferred cash payment of $22.7 million. This deferred payment will be made approximately 6 months after the closing of the Thunder Acquisition.

(11)	Adjustment necessary to remove income tax expense on the Schwarz Entities as Suncrete is not a tax paying entity.

(12)	Adjustment necessary to remove the historical noncontrolling interest of the Schwarz Entities. As part of the Thunder Acquisition, Suncrete purchased all noncontrolling interests.

(13)	The following table reconciles historical and pro forma basic and diluted loss per share for the period indicated (in thousands, except share and per share amounts):

	For the Year Ended December 31, 2024
	Historical	Pro Forma
Net income	$1,079	$1,961
Less: Deemed Dividends on Preferred Stock	(33,532)	(40,445)
Less: Dividends declared and paid on Senior Preferred Stock	(410)	(2,346)
Net Loss Attributable to Common Shareholders	(32,863)	(40,830)

Common shares:
Common Shares outstanding — basic	66,517,937	95,700,000
Dilutive effect of potential Common Shares	—	—
Common Shares outstanding — diluted	66,517,937	95,700,000

Net loss per share:
Basic	$(0.49)	$(0.43)
Diluted	$(0.49)	$(0.43)

(d)	The following reclassifications were made to conform the historical financial statements of Haymaker to the presentation of Suncrete, and such amounts are reflected in the “Haymaker As Reclassified” column:

AS RECLASSIFIED STATEMENT OF OPERATIONS OF HAYMAKER

FOR THE YEAR ENDED DECEMBER 31, 2024

		Historical
Suncrete caption	Haymaker Acquisition Corp. 4 caption	Haymaker As Reported	Reclassification Adjustments	Haymaker As Reclassified
Revenues		$—	$—	$—

Cost of goods sold		—	—	—

Gross Profit		—	—	—

Operating expenses:
	General and administrative	700	(700)	—
	General and administrative expenses - related party	240	(240)	—
Selling, general, and administrative expenses		—	700	940
			240
(Gain) loss on disposal of assets, net		—	—	—
Total operating expenses		940	—	940

Operating income	Loss from operations	(940)	—	(940)

Non-operating expenses / (income):	Other income:
Interest earned on cash held in Trust Account	Interest earned on cash held in Trust Account	12,264	—	12,264
Other expense		—	—	—
Interest expense, net		—	—	—
Total non-operating expense / (income)	Total other income	12,264	—	12,264

Net income	Net income	$11,324	$—	$11,324

Weighted average shares outstanding of Class A Ordinary Shares subject to possible redemption, basic and diluted		23,000,000	-	23,000,000
Basic and diluted net income per share, Class A Ordinary Shares subject to possible redemption		$0.38		$0.38

Weighted average shares outstanding of non-redeemable Class A and Class B Ordinary Shares, basic and diluted		6,547,600	-	6,547,600
Basic and diluted net income per share, non-redeemable Class A and Class B Ordinary Shares		$0.38		$0.38

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, Haymaker will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Suncrete with the Business Combination treated as the equivalent of Suncrete issuing stock for the net assets of Haymaker, accompanied by a recapitalization. The net assets of Haymaker will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Suncrete in future reports of PubCo. The historical information of Suncrete as of and for the nine months ended September 30, 2025 has been adjusted to include the estimated transaction accounting adjustments of the Thunder Acquisition. The historical information of Suncrete for the period from inception (May 22, 2024) through December 31, 2024 has been adjusted to include the estimated transaction accounting adjustments of the Thunder Acquisition along with transaction accounting adjustments for the acquisition of Eagle and Ram, including revenues and expenses for the period January 1, 2024 through July 29, 2024.

Suncrete has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Suncrete stockholders comprising a relative majority of the voting power of PubCo and having the ability to nominate six of the eight members of PubCo’s Board;

•	Suncrete’s operations prior to the acquisition comprising the only ongoing operations of PubCo; and

•	Suncrete’s senior management comprising a majority of the senior management of PubCo.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, assumes that the Business Combination and related transactions occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024, gives pro forma effect to the Business Combination as if it had been completed on January 1, 2024, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, has been prepared using, and should be read in conjunction with, the following:

•	Haymaker’s unaudited condensed consolidated balance sheet as of September 30, 2025 and the related notes, included in the Proxy Statement/Prospectus;

•	Suncrete’s unaudited condensed consolidated balance sheet as of September 30, 2025 and the related notes, included in the Proxy Statement/Prospectus; and

•	The Schwarz Entities’ unaudited consolidated balance sheet as of September 30, 2025, and the related notes, included in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, has been prepared using, and should be read in conjunction with, the following:

•	Haymaker’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2025, and the related notes, included in the Proxy Statement/Prospectus;

•	Suncrete’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2025, and the related notes, included in the Proxy Statement/Prospectus; and

•	The Schwarz Entities’ unaudited consolidated statement of operations for the nine months ended September 30, 2025, and the related notes, included in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, has been prepared using, and should be read in conjunction with, the following:

•	Haymaker’s audited consolidated statement of operations for the year ended December 31, 2024, and the related notes, included in the Proxy Statement/Prospectus;

•	Suncrete’s audited consolidated statement of operations for the period from inception (May 22, 2024) through December 31, 2024, and the related notes, included in the Proxy Statement/Prospectus;

•	The Schwarz Entities’ audited consolidated statement of operations for the year ended December 31, 2024, and the related notes, included in the Proxy Statement/Prospectus; and

•	Eagle and Ram’s combined audited statement of operations for the period January 1, 2024 through July 31, 2024, and the related notes, included in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Public Shares:

•	Assuming No Redemptions Scenario: This presentation assumes that no Public Shareholders of Haymaker will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•	Assuming 25% Redemptions Scenario: This presentation assumes that 4,546,453 Public Shares are redeemed for aggregate redemption payments of $51.1 million, assuming a $11.25 per share redemption price.

•	Assuming 50% Redemptions Scenario: This presentation assumes that 9,092,907 Public Shares are redeemed for aggregate redemption payments of $102.3 million, assuming a $11.25 per share redemption price.

•	Assuming 75% Redemptions Scenario: This presentation assumes that 13,639,360 Public Shares are redeemed for aggregate redemption payments of $153.4 million, assuming a $11.25 per share redemption price

•	Assuming Maximum Redemptions Scenario: This presentation assumes that 18,185,814 Public Shares are redeemed for aggregate redemption payments of $204.6 million, assuming a $11.25 per share redemption price. The Business Combination Agreement contains a condition to the Closing that, after giving effect to the transactions contemplated hereby (including the PIPE Investment) the Available Closing SPAC Cash shall not be less than $150,000,000. This condition is expected to be satisfied based on the PIPE Investment and the Non-Redemption Agreements. The “Maximum Redemptions” scenario reflects the maximum number of Public Shares that may be redeemed while satisfying this condition and assumes 4,442,085 Public Shares subject to the Non-Redemption Agreements will not be redeemable.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Haymaker believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Haymaker believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the period presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Post-Combination Company as a result of the Business Combination. Since it is likely that the Post-Combination Company will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Post-Combination Company would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of Haymaker and Suncrete.

Accounting Policies

Upon consummation of the Business Combination, management of the Post-Combination Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of the Post-Combination Company may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management of the Post-Combination Company did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The unaudited and audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. Suncrete and Haymaker have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Haymaker expects that the redemption event and closing of the Business Combination will both occur during 2026. The shares issued for the closing of the Business Combination will exceed the number of shares redeemed in the maximum contractual redemptions scenario. As such, Haymaker will not be subject to the 1% Federal excise tax, and the pro forma financial statements do not reflect any accrual/payment of such tax under the maximum redemptions scenario.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of Public Shares as of September 30, 2025:

	As of and for the nine months ended September 30, 2025
(in thousands, except share and per share data)	No Redemption (Pro Forma)	Maximum Contractual Redemptions (Pro Forma)
Net income	$4,812	$4,812
Stockholders’ equity	466,578	261,988
Weighted average shares outstanding of common stock	85,612,733	67,426,919
Net income per common share, basic and diluted	$0.06	$0.07
Book value per share	$5.45	$3.89